EXECUTION VERSION

ASSET PURCHASE AGREEMENT
BY AND AMONG
RCM TECHNOLOGIES (USA), INC.,
THERMAL KINETICS ENGINEERING, PLLC,
THERMAL KINETICS SYSTEMS, LLC
THE MEMBERS OF THERMAL KINETICS ENGINEERING, PLLC AND THERMAL KINETICS SYSTEMS, LLC
AND
RCM TECHNOLOGIES, INC. (for the limited purposes set forth herein)

1
21471555v.18

TABLE OF CONTENTS
PAGE

1.	DEFINITIONS 1
2.	PURCHASE AND SALE OF ASSETS 5
2.1	Assets To Be Purchased 5
2.2	Excluded Assets 6
2.3	Non-Assignable Assets 6
3.	PURCHASE PRICE; PAYMENT 7
3.1	Purchase Price 7
3.2	First Tier Earn-out Payments 8
3.3	Second Tier Earn-out Payments 8
3.4	Earn-Out Terms 8
3.5	Allocation of Purchase Price 10
4.	ASSUMPTION OF OBLIGATIONS AND LIABILITIES 10
4.1	Liabilities and Obligations Assumed 10
4.2	Excluded Liabilities and Obligations 10
5.	REPRESENTATIONS AND WARRANTIES OF SELLERS, CHRIS, AND SELLERS' MEMBERS 11
5.1	Capitalization; Sellers' Members 11
5.2	Financial Statements 11
5.3	Due Organization 12
5.4	Due Authorization 12
5.5	Material Adverse Effects 12
5.6	Litigation 14
5.7	Compliance; Governmental Authorizations; Permits and Licenses 14
5.8	Taxes 15
5.9	Agreements 16
5.10	Title to Property and Related Matters 17
5.11	Intellectual Property 18
5.12	Brokerage Fees 18
5.13	Investment Representation 18
5.14	Employees; Employee Benefit Plans 18
5.15	Environmental Matters 21

i

5.16	Insurance 22
5.17	Customers 22
5.18	Approval 23
5.19	Contractors 24
5.20	Change in Business 24
5.21	Services 24
5.22	Real Property and Leases 24
5.23	Related Party Transactions 24
5.24	Improper Payments 24
5.25	Sufficiency of Purchased Assets 25
5.26	Computer Software 25
5.27	Accounts Receivable 25
5.28	Data Privacy 25
5.29	RESERVED 25
5.30	No Other Representations and Warranties 26
6.	REPRESENTATIONS AND WARRANTIES OF BUYER 26
6.1	Due Organization of Buyer 26
6.2	Due Authorization 26
6.3	Brokerage Fees 26
6.4	Approval 26
6.5	No Approvals Required 26
7.	COVENANTS OF THE PARTIES 27
7.1	Nondisclosure 27
7.2	Confidentiality 27
7.3	Non-Competition; Non-Solicitation 28
7.4	Prohibition on Trading in Parent Stock 29
7.5	Parties' Access to Records After Closing 29
7.6	Refunds and Remittances 30
7.7	Bulk Sales and Transfer Taxes 30
7.8	Further Assurances; Post Closing Assistance 30
7.9	Compensation and Bonuses 30
7.10	Working Capital Matters 31
7.11	Sellers' Employees 32
7.12	Related Agreements 33

7.13	Continuation of Professional Liability Insurance 33
7.14	RESERVED 33
7.15	Certain Post-Closing Matters Relating to Sellers 33
7.16	Parent Guarantee 34
8.	THE CLOSING 34
8.1	Time and Place 34
8.2	Transition Period 34
8.3	Deliveries by Sellers 34
8.4	Deliveries by Buyer 36
9.	INDEMNIFICATION 36
9.1	Sellers and Sellers' Members 36
9.2	Buyer 37
9.3	Methods of Asserting Claims for Indemnification 37
9.4	Survival and Limitations 38
9.5	Right of Set Off 39
9.6	Exclusive Remedies 39
9.7	Additional Provisions 40
10.	Exclusive Jurisdiction 40
11.	NOTICES 40
12.	MISCELLANEOUS 41
12.1	Nature of Representations and Warranties 41
12.2	Successors and Assigns 41
12.3	Entire Agreement 41
12.4	Amendment 42
12.5	Assignment 42
12.6	Choice of Law 42
12.7	Headings 42
12.8	Construction 42
12.9	Effect of Waiver 42
12.10	Severability 42
12.11	Binding Nature 42
12.12	No Third-Party Beneficiaries 42
12.13	Counterparts 42
12.14	Rules of Construction 42

12.15	Expenses 43
12.16	Deliveries to Buyer 43

21471555v.18

LIST OF SCHEDULES
2.1(d)               Fixed Assets
2.2                   Excluded Assets
4.1                   Assumed Liabilities
5.2(a)(i)           Financial Statements
5.2(a)(ii)          Interim Financial Statements
5.2(a)(iii)         GAAP Non-Compliances
5.2(a)(iv)         Example Calculation of Net Operating Income
5.2(b)              Material Liabilities
5.2(d)              Changes to Interim Statements
5.3                  Due Organization
5.4                  Due Authorization
5.5                  Material Adverse Changes
5.6                  Litigation
5.7                  Licenses
5.8                  Taxes
5.9                  Contracts
5.10                Title to Property and Related Matters
5.11                Intellectual Property
5.12                Brokerage Fees
5.14(a)            Employees and Contractors
5.14(b)            Employee Benefit Plans
5.14(e)            Employee Claims
5.14(g)            Workers' Compensation Claims
5.14(h)            Pension Plans
5.16                Insurance
5.17(a)            Customers
5.17(b)            Backlog
5.17(c)            Work in Progress
5.17(d)            Loss Contracts
5.17(e)            Affiliate Transactions
5.21                Terms and Conditions of Services
5.22                Lease
5.23                Related Party Transactions
7.10(a)            Spreadsheet for Calculation of True Up Amount
5
21471555v.18

LIST OF EXHIBITS
Exhibit "A" Form of Employment, Non-competition, and Non-solicitation Agreement for Christopher J. Brown
Exhibit "B" Form of Non-Disclosure/Non-Solicitation/Non-Competition Agreement (for certain other employees)
Exhibit "C" Purchase Price Allocation Principles
Exhibit "D" Form of Lock-Up Agreement
6
21471555v.18

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 8th day of November, 2018 by and among RCM TECHNOLOGIES (USA), INC., a New Jersey corporation ("Buyer"), THERMAL KINETICS ENGINEERING, PLLC, a New York professional limited liability company ("TKE"), THERMAL KINETICS SYSTEMS, LLC, a New York limited liability company ("TKS", together with TKE, each a "Seller" and collectively, "Sellers"), the members of Sellers identified in Section 1 below (each, a "Seller's  Member" and collectively, "Sellers' Members"), and RCM TECHNOLOGIES, INC., a Nevada corporation ("Parent"), solely for the purpose of being legally bound by the Parent Guarantee (as defined below).
RECITALS
WHEREAS, Sellers are engaged in the business of supplying equipment and providing engineering, development, and design services (the "Business").
WHEREAS, Sellers desire to sell and Buyer desires to purchase substantially all of the assets of Sellers utilized in connection with the Business, as more particularly described herein.
WHEREAS, the board of directors of Buyer and the manager and members of each Seller have approved this Agreement by duly adopted resolutions.
WHEREAS, Sellers' Members collectively own all of the issued and outstanding membership interests of Sellers, and are entering into this Agreement in order to induce Buyer to consummate the transactions described herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1. DEFINITIONS.
For purposes of this Agreement, the terms set forth below shall have the following meanings:
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
"Business Day" means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable law or action of any governmental authority.
"Chris" means Christopher J. Brown, a member of TKS and the sole member of TKE.

21471555v.18

"Closing" means the consummation of the transactions contemplated by this Agreement in accordance with Section 8 hereof.
"Closing Date" means the day on which the Closing is held as set forth in Section 8 hereof.
"Closing Balance Sheet" means the unaudited combined balance sheet of Sellers as of the Effective Date prepared in accordance with GAAP, containing all accruals, including but not limited to all payroll accruals (including 100% of accruals for all bonuses awarded by Sellers or earned by any of Sellers' employees or Contractors (as defined in Section 5.19 below) that have not been paid by Sellers prior to the Closing Date (including any pro-rata portion of bonuses expected to be earned in 2018 by any such persons), but not paid by Sellers on or before the Closing Date), and all deferred revenues.
"Closing Date WIP" means work in progress of the Business as of the Closing Date. "Code" means the Internal Revenue Code of 1986, as amended.
"Data Room" means the electronic data room established by Paramax Corporation on behalf of Sellers to which Sellers have provided access to Buyer and its representatives.
"Earn-out Payments" has the meaning ascribed to it in Section 3.1(c) hereof.
"Earn-out Periods" mean, collectively, the First Earn-out Period, the Second Earn-out Period, and the Third Earn-out Period.
"Effective Date" means October 1, 2018.
"Effective Date NWC" means (a) current assets of the Sellers (excluding cash and cash equivalents but including current accounts and notes receivable, and Effective Date WIP), minus (b) current liabilities of the Sellers (excluding taxes, but including Accrued 2018 Payroll and Bonus, any other accrued payroll expense, and deferred revenues (using, with respect to deferred revenues, the percentage of completion method of accounting)), in each case calculated as of the close of business on the date immediately preceding the Effective Date in accordance with GAAP (except as otherwise expressly provided in this definition) without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement, and reflecting the exclusion of the Excluded Assets and Excluded Liabilities.
"Effective Date WIP" means work in progress of the Business as of the Effective Date not invoiced prior to the Effective Date, as determined in accordance with GAAP using the percentage of completion accounting method.
"Employment Agreement" means the Employment, Non-competition, and Non-solicitation Agreement with Chris in the form as set forth in Exhibit "A".
"Estimated True Up Amount" means negative Seven Hundred Thousand Dollars (– $700,000).

21471555v.18

"Financial Statements" mean the unaudited combined financial statements of Sellers for the fiscal years ended December 31, 2015 and December 31, 2016, and December 31, 2017.
"First Earn-out Period" means the Buyer fiscal twelve (12) months beginning on the Effective Date and ending on September 28, 2019.
"GAAP" means United States generally accepted accounting principles, consistently applied.
"Interim Statements" mean the unaudited forecasted combined financial statements of Sellers for the interim period from January 1, 2018 through September 30, 2018 prepared in accordance with GAAP.
"Internal Revenue Service" means the revenue service of the federal government of the United States of America.
"Knowledge of Sellers" means the knowledge of Chris and Kevin Green, following reasonable inquiry.
"Liens" means any encumbrances, security interests, pledges, charges, and, with respect to real property, includes mortgages, easements, rights-of-way, restrictive covenants, and options.
"Losses" means any and all losses, damages, fines, judgments, assessments, awards, penalties, interest, obligations, payments, settlements, expenses and liabilities of every type and nature, together with all reasonable third party costs and expenses (including reasonable attorneys' fees and other out-of-pocket expenses), whether or not involving a claim of another Person.
"Material Adverse Effect" means any event or circumstance on the Purchased Assets, on any Seller or on the Business, its properties, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) that, individually or collectively, is materially adverse to the Business or could reasonably be expected to have a material adverse effect on the Business; provided, however, that "Material Adverse Effect" shall not include any event or circumstance arising out of or attributable to: (a) general economic or political conditions and conditions generally affecting the industries in which the Business operates, to the extent such changes do not adversely affect the Business in a materially disproportionately adverse manner relative to other participants in the segments of such industries in which the Business engages; (b) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (c) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (d) any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation, or interpretation thereof; or (e) any natural or man-made disaster or acts of God.
"Net Operating Income" or "NOI" means, operating income of the Business (determined in accordance with GAAP), provided that, to the extent included in determining operating income (to reduce the same) the following items will be added back to operating income: (a) any

21471555v.18

stay bonuses, other payments to employees, or expenses, in each case not funded by Buyer or for which Buyer receives a credit as against purchase price under this Agreement (other than in connection with the True Up Amount), (b) acquisition amortization expense (including the write-down or amortization of goodwill), (c) incremental depreciation or amortization expense relating to a step-up in basis in the assets of the Business as a result of the transactions contemplated hereby, (d) RCM Corporate Fees, (e) interest expense (except for reasonable borrowing costs applied to accounts receivable outstanding more than sixty (60) days), (f) federal, state, and local income taxes, and (g) any Earn-out Payments. An example calculation of Net Operating Income (for illustrative purposes only) is set forth as Schedule 5.2(a)(iv).
"Permitted Liens" means (a) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and that, to the extent required under GAAP, are fully reserved for on the Closing Balance Sheet, (b) mechanics', carriers', workmen's, repairmen's, and other like Liens arising or incurred in the ordinary course of business that are not overdue or being contested in good faith by applicable proceedings and that, to the extent required under GAAP, are fully reserved for on the Closing Balance Sheet, (c) easements, rights of way, zoning ordinances, and other similar encumbrances affecting real property leased by Sellers (other than Liens caused by negligent actions or inactions of Sellers or Sellers' Members) that do not materially impair the use of the property subject thereto or detract materially from the value of the property subject thereto, and (d) Liens arising under operating and equipment leases with third parties entered into in the ordinary course of business.
"Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.
"RCM Corporate Fees" means all costs incurred by Buyer, Parent, or any of their respective Affiliates not directly related to the operation of the Business, such as SEC filing fees and executive salaries. For clarity, RCM Corporate Fees shall also include, for any applicable period, all legal and other fees incurred in connection with the closing of the transaction contemplated by this Agreement.
"SEC" means the United States Securities and Exchange Commission.
"Second Earn-out Period" means the Buyer fiscal twelve (12) months beginning September 29, 2019 and ending on the last day of Buyer's fiscal September, provided that if Buyer's fiscal year changes such that such period is less than 365 days, then such period shall end on the 365th day following September 28, 2019.
"Sellers' Members" means collectively, Chris, the Trust for the Benefit of Valerie Brown, and the Trust for the Benefit of Matthew Brown.
"Third Earn-out Period" means the Buyer fiscal twelve (12) months beginning the first day of Buyer's fiscal October 2020 (provided that if the Second Earn-out Period is determined using the 360 day method set forth in the definition of Second Earn-Out Period, then the Third Earn-out Period shall begin on the first business day of Buyer immediately succeeding the end of the Second Earn-out Period) and ending on the last day of Buyer's fiscal September 2021, provided that if Buyer's fiscal year changes such that such period is (i) less than 360 days, then

21471555v.18

such period shall end on the 360th day following the last day of Buyer's fiscal September for such period or (ii) more than 365 days, then such period shall end on the 365th day after the commencement of such period.
"Transaction Documents" means this Agreement and any other agreements, instruments, or documents entered into pursuant to this Agreement.
"Transferred Employees" means those employees of Sellers who, on or after the Closing Date, are subsequently hired by Buyer.
"True Up Amount" means the net result of (i) Effective Date NWC, plus or minus (ii) the net change in Effective Date NWC through the Closing Date (by collecting accounts receivable, paying accounts payable, converting Effective Date WIP to accounts receivable, and paying accrued payroll, included in Effective Date NWC), plus (iii) accounts payable accrued after the Effective Date but paid prior to the Closing Date, plus, (iv) payroll costs paid for the period commencing on the Effective Date, and minus (v) accounts receivable accrued on or after the Effective Date but collected prior to the Closing Date, all calculated in accordance with GAAP (for all accrual determinations), and using the methodologies inherent in, and the form of, the spreadsheet set forth in Schedule 7.10(a) (for all applications of cash from operations for the period through the Closing Date). For the avoidance of doubt, in the event the Effective Date NWC is a net liability the Effective Date NWC shall be expressed as a negative amount for purposed of determining the True Up Amount. Other capitalized terms used in this Agreement have the meanings ascribed to them in this Agreement.
2. PURCHASE AND SALE OF ASSETS.
2.1 Assets To Be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, transfer, convey, and assign to Buyer, free and clear of all Liens, except for Permitted Liens, and Buyer shall purchase and acquire from Sellers, at the Closing, all of Sellers' right, title, and interest in, to, and under all of the assets, properties, and rights of Sellers related to the Business other than the Excluded Assets (as defined below), whether or not specifically referred to in this Agreement, including the following assets of Sellers other than the Excluded Assets (collectively, the "Purchased Assets"):
(a) all accounts and notes receivable, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment;
(b) all Closing Date WIP;
(c) all of Sellers' right, title, and interest in and to all equipment, fixtures, furniture, computer equipment, and all other tangible personal property used by Sellers in the conduct of the Business (collectively, the "Fixed Assets"), including those Fixed Assets set forth on Schedule 2.1(d);
(d) all of Sellers' right, title, and interest in and to the following items: (A) all of Sellers' common law, state, federal, and foreign trademarks, service marks, trade names, trade logos, and trade styles, (B) all of Sellers' common law and statutory copyrights and registrations,

21471555v.18

(C) all of Sellers' federal and foreign patents and pending patent applications, (D) all of Sellers' permits, licenses, and governmental authorizations used in connection with the Business, including software licenses for the use of pre-packaged software (collectively, "Licenses"), (E) all of Sellers' inventions that have been reduced to practice and are being used in the Business, (F) all of Sellers' computer software source codes and object codes, programs, text files, stored procedures, and source trees used in connection with the Business, (G) all of the technical and business confidential or proprietary information of Sellers, including discoveries reduced to practice, know-how, databases, methodologies, and other business or technical confidential information that are used by Sellers or in connection with or relating to the Business or that provide Sellers with a commercial advantage over any or all of their competitors, (H) all of Sellers' promotional, sales, and advertising material, artwork, films, layouts, catalogues, brochures, descriptions of products or services, and package designs relating to the Business, (I) all of Sellers' client lists, customer lists, and supplier lists, (J) all of Sellers' telephone and facsimile numbers, (K) all domain names used in connection with the Business and all of Sellers' rights to content of the websites found at such domain names, and all of Sellers' social media accounts, and (L) all goodwill relating to any of the foregoing (collectively, the "Intellectual  Property"). A true, complete and correct list of registered Intellectual Property is set forth on Schedule 5.11);
(e)
all books and records, including all employee lists, all databases, accounts and ledgers and all other instruments and documents relating to the Business and/or the Purchased Assets being acquired by Buyer pursuant to this Agreement but excluding its minutes and interest ledgers;

(f)
excluding Sellers' insurance policies, all of Sellers' leases and rental agreements, all contracts, including contracts with customers of the Business, purchase orders, agreements, and other instruments to which any Seller is a party or by which any Seller or its assets may be bound, (collectively the "Contracts");

(g)	all prepayments on behalf of each Seller including all prepaid expenses, deposits, prepaid payroll, and other statutory taxes;
(h)
all rights of Sellers under or pursuant to all warranties, representations, and guaranties made by suppliers or vendors in connection with products or services furnished to Sellers, or otherwise pertaining to the Business or affecting the Purchased Assets;

(i)
all of Sellers' goodwill in connection with the Business, including all rights of Sellers under any covenants not-to-compete, confidentiality, or non-solicitation agreements running to the benefit of Seller; and

(j)	all assets, properties, rights, and claims of Sellers of any kind or nature that are not otherwise described above.
2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the assets of Sellers set forth on Schedule 2.2 are excluded from the Purchased Assets and are not being purchased and sold hereunder (the "Excluded Assets").
2.3 Non-Assignable Assets

21471555v.18

(a)
Notwithstanding anything to the contrary in this Agreement (including in Section 2.1), and subject to the provisions of this Section 2.3, to the extent that the sale, assignment, transfer, conveyance, or delivery, or attempted sale, assignment, transfer, conveyance, or delivery, to Buyer of any Purchased Asset or Assumed Liability would result in a violation of applicable law, or would require the consent, authorization, approval, or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any governmental authority), and such consent, authorization, approval, or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance, or delivery, or an attempted sale, assignment, transfer, conveyance, or delivery, thereof. Following the Closing, Seller, and Buyer shall use commercially reasonable efforts, and shall diligently cooperate with each other, in good faith, to obtain any such required consent, authorization, approval, or waiver, required to so sell, transfer, convey or deliver such Purchased Assets or Assumed Liabilities; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, or waiver is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset or Assumed Liability to which such consent, authorization, approval, or waiver relates for no additional consideration.

(b)
To the extent that any Purchased Asset or Assumed Liability cannot be or has not been transferred to Buyer following the Closing pursuant to Section 2.3(a), Buyer and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the fullest extent permitted under applicable law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing (but effective as of the Effective Date). Unless expressly prohibited under applicable law, Sellers shall, at Sellers' expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds, and other monies received by Sellers to the extent related to such Purchased Asset and otherwise take such actions necessary to provide such economic and operational benefits in connection with the arrangements under this Section 2.3(b).

3. PURCHASE PRICE; PAYMENT.
3.1 Purchase Price. Subject to the terms and conditions of this Agreement, expressly including but not limited to the terms of Sections 3.2, 3.3, and 3.4 below, Buyer shall pay and deliver to Sellers the consideration described in and determined in accordance with the terms of Sections 3.1(a), (b), and (c) below, as the full, complete, and total consideration for the Purchased Assets (the "Purchase Price"):
(a)	on the Closing Date, $1,065,500 by wire transfer of immediately available funds to a bank account designated by Sellers at least two (2) business days prior to the Closing ("Sellers' Account");
(b)
on the Closing Date, Parent shall issue 440,751 restricted shares of Parent's common stock by "book entry notation" (the "Stock") to Chris. The Stock shall be subject to restrictive legends which indicate that the Stock is subject to the Lock-up Agreement and thereafter is subject to the terms of Rule 144 promulgated under the Securities Act of 1933, as amended.

21471555v.18

(c) within ninety (90) days after the end of each Earn-out Period, the deferred consideration payment(s), if earned, as described in Sections 3.2 and 3.3 below (collectively, the "Earn-out Payments"). The Earn-out Payments, if earned, shall be paid by wire transfer of immediately available funds to the Sellers' Account or such other bank account designated by Sellers within a reasonable time prior to the payment thereof.
3.2 First Tier Earn-out Payments. Buyer shall pay Sellers, as and when provided herein, an amount equal to $600,000 at the end of the First Earn-out Period if the NOI for the First Earn-out Period is equal to or greater than $1,900,000 (the "First NOI Hurdle"). Buyer shall pay Sellers, as and when provided herein, an amount equal to $600,000 at the end of the Second Earn-out Period if the NOI for the Second Earn-out Period is equal to or greater than $2,000,000 (the "Second NOI Hurdle"). Buyer shall pay Sellers, as and when provided herein, an amount equal to $600,000 at the end of the Third Earn-out Period if the NOI for the Third Earn-out Period is equal to or greater than $2,100,000 (the "Third NOI Hurdle", collectively with the First NOI Hurdle and the Second NOI Hurdle, each an "NOI Hurdle" and together, the "NOI Hurdles"). Each payment made pursuant to this Section 3.2 is a "First Tier Earn-out Payment", and collectively they are the "First Tier Earn-out Payments".
3.3 Second Tier Earn-out Payments. Buyer shall pay Sellers, as and when provided herein, an amount equal to fifty percent (50%) of the amount by which the actual NOI for the First Earn-out Period exceeds the First NOI Hurdle. Buyer shall pay Sellers, as and when provided herein, an amount equal to fifty percent (50%) of the amount by which the actual NOI for the Second Earn-out Period exceeds the Second NOI Hurdle. Buyer shall pay Sellers, as and when provided herein, an amount equal to fifty percent (50%) of the amount by which the actual NOI for the Third Earn-out Period exceeds the Third NOI Hurdle. Each payment made pursuant to this Section 3.3 is a "Second Tier Earn-out Payment", and collectively they are the "Second Tier Earn-out Payments".
3.4 Earn-Out Terms.
(a) Failure to Achieve Hurdle. Except as set forth in this Section 3.4, the parties expressly acknowledge that if NOI for an Earn-out Period is less than the applicable NOI Hurdle (as set forth above in Section 3.2) for such Earn-out Period, then no First Tier Earn-out Payment or Second Tier Earn-out Payment shall be earned or payable for that Earn-out Period.
(b) Use of Excess NOI to Achieve Hurdle. Notwithstanding the provisions of Section 3.4(a) to the contrary, NOI from an Earn-out Period may be used to achieve an NOI Hurdle for an earlier Earn-out Period on and subject to the terms and conditions set forth herein:
(i) In the event NOI for the First Earn-out Period is less than the First NOI Hurdle, up to $100,000 of NOI from the Second Earn-out Period and/or the Third Earn-out Period in excess of the Second NOI Hurdle and/or Third NOI Hurdle, as applicable, can be retroactively applied to the First Earn-out Period and count toward the achievement of the First NOI Hurdle, and subject to the provisions of Sections (c) and (d), the calculation of the First Tier Earn-out Payment due for the First Earn-out Period.

21471555v.18

(ii)
In the event NOI for the Second Earn-out Period is less than the Second NOI Hurdle, up to $100,000 from the Third Earn-out Period in excess of the Third NOI Hurdle can be retroactively applied to the Second Earn-out Period and count toward the achievement of the Second NOI Hurdle, subject to the provisions of Sections (c) and (d), and the calculation of the First Tier Earn-out Payment due for the Second Earn-out Period.

(iii)
Excess NOI can only retroactively be used to achieve an NOI Hurdle one (1) time. As an example, if excess NOI is used retroactively to achieve the First Year Earn-Out Hurdle pursuant to Section 3.4(a)(i), then excess NOI from subsequent years cannot be used to achieve the Second Year Earn-Out Hurdle pursuant to Section 3.4(a)(ii).

(iv)
In the event that excess NOI from the Second Earn-out Period or the Third Earn-out Period, as applicable, is used to achieve the First NOI Hurdle or Second NOI Hurdle, the portion thereof that is so used shall not count towards achievement of any other NOI Hurdle (other than the NOI Hurdle for the period into which such excess NOI is used) and shall not be included in the calculation of any Second Tier Earn-out Payment for the Earn-out Period from which such excess NOI was used, as applicable.

(c)
Calculation. Buyer shall calculate the NOI for each Earn-out Period within ninety (90) days of the end of such Earn-out Period and shall promptly thereafter advise Sellers of such calculation, and whether the Business achieved the applicable NOI Hurdle for that Earn-out Period. For any Earn-out Period for which the applicable NOI Hurdle shall have been achieved, Buyer shall pay to Sellers the applicable amount at the time or times, if at all, as set forth in Section 3.4(d).

(d)
Payment. Buyer shall pay any First Tier Earn-out Payment for any applicable Earn-out Period, within five (5) Business Days of the date upon which, if at all, NOI (calculated for this purpose by including only those accounts receivable that have been actually collected by Buyer, but otherwise as provided in this Agreement) equals or exceeds an amount equal to the applicable NOI Hurdle for such Earn-out Period. Additionally, with respect to any Second Tier Earn-out Payment that Sellers shall have achieved (and which shall not have been applied as provided in Section 3.3(b)), Buyer shall pay, for any applicable Earn-out Period, on a rolling monthly basis, payments with respect to such Second Tier Earn-out Payment when, if at all, NOI (calculated for this purpose by including only those accounts receivable that have been actually collected by Buyer, but otherwise as provided in this Agreement) exceeds the applicable NOI Hurdle. If NOI from an Earn-Out Period is retroactively applied to a previous Earn-Out Period as set forth above in order to achieve such previous Earn-Out Period's NOI Hurdle, then any payment payable to Sellers from Buyer related to such previous Earn-Out Period shall be paid, if, as, and when such payment would have been made under this Section.

(e)
In any year in which an installment of the Earn-out Payment is due, Sellers and their authorized representatives, during normal business hours and at Sellers' sole cost and expense, shall have the right to audit, abstract, and copy the relevant financial records of Buyer to verify the calculation of any such payments. Buyer shall cooperate with Sellers and their agents in providing access to financial information regarding the Business, including accountants' work papers.

21471555v.18

(f) In no event shall the Second Tier Earn-out Payment for any single Earn-out Period exceed $2,000,000.
(g) Sellers acknowledge and agree that Buyer, as the ultimate owner of the Business from Closing, has the authority to direct the management, strategy, and business decisions of the Business. Notwithstanding the foregoing, during the Earn-out Periods Buyer shall, and shall cause its Affiliates to, (i) prepare an income statement for the Business that is separate (i.e., shows the Business as if it were a division into which all of the operations and assets of the Business were placed and only such operations and assets of the Business were placed), and (ii) make decisions relating to the management and strategy of the Business in good faith and not with the intent of reducing or avoiding payment of the Earn-out Payments.
3.5 Allocation of Purchase Price. The parties agree that within ninety (90) days of the final determination of the True Up Amount, Buyer shall deliver to Sellers a schedule (the "Allocation Schedule") allocating the Purchase Price among the Purchased Assets in accordance with section 1060 of the Code and the methodologies set forth on Exhibit C hereto provided that such Allocation Schedule shall be subject to adjustment after the end of each taxable period during which payments are made under this Agreement to reflect the final Purchase Price and the Buyer will deliver a revised Allocation Schedule within thirty (30) days of the end of each period. If within fifteen (15) days after receipt of the applicable Allocation Schedule, Sellers do not provide notice as set forth in the following sentence, such Allocation Schedule shall be final and binding on the parties. If within fifteen (15) days after receipt of the applicable Allocation Schedule, Sellers notify Buyer in writing that Sellers object to one or more items reflected on such Allocation Schedule, Buyer and Sellers shall negotiate in good faith to resolve such dispute. If Buyer and Sellers fail to resolve any such dispute within fifteen (15) days after Buyer's receipt of Sellers' notice of an objection to the applicable Allocation Schedule, the parties shall submit the dispute for resolution by the Independent Accountant in accordance with Section 7.10(a), as such section shall apply hereto mutatis mutandis (provided that the costs of the Independent Accountant shall be paid 50% by Buyer and 50% by Sellers). The parties hereby agree not to take any position inconsistent with the final Allocation Schedule for Tax reporting purposes.
4. ASSUMPTION OF OBLIGATIONS AND LIABILITIES.
4.1 Liabilities and Obligations Assumed. Buyer shall not assume any of the liabilities of Sellers except those that are specifically set forth on Schedule 4.1 (the "Assumed Liabilities").
4.2 Excluded Liabilities and Obligations. Except for the Assumed Liabilities as provided in Section 4.1, Buyer is not assuming any debt, liability, or obligation of any kind of any Seller, and Sellers (and/or, as applicable, Sellers' Members) shall retain all such debts, liabilities, and obligations of Sellers, whether relating to the Business, the Purchased Assets, or otherwise, including the following:
(a) all liabilities and obligations of Sellers with respect to any claim, demand, cause of action, suit, proceeding, judgment, loss, liability, or damage against any Seller;
(b) any other debt, liability, or obligation of any Seller (including all liabilities in respect of any Seller leased or owned automobiles);

21471555v.18

(c)
except to the extent included in the True Up Amount as finally determined in accordance with Section 7.10, all liabilities and obligations to all employees of any Seller accrued since its inception, including accruals reflecting all earned but unpaid vacations, holidays, and bonuses; and

(d)
all income taxes, payroll taxes (except to the extent included in the True Up Amount as finally determined in accordance with Section 7.10), and other statutory federal, state, local and foreign taxes with respect to the Business arising prior to the Effective Date, and, subject to Section 7.8, all taxes of the Sellers which may become due as a result of the transactions contemplated by this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF SELLERS, CHRIS, AND SELLERS'  MEMBERS. Sellers' Members, jointly and severally with Sellers and Chris only with respect to the representations in Sections 5.1 and 5.4, and Sellers and Chris, jointly and severally, with respect to all the representations and warranties in this Section, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer, which representations and warranties are true and correct in all respects on this date:
5.1 Capitalization; Sellers' Members.
(a)
Sellers' Members collectively are the sole owners, of record and beneficially, of all of the issued and outstanding membership interests of Sellers, free and clear of all Liens, claims, or rights of other parties to Sellers' membership interests (whether under option agreements or otherwise).

(b)
True, complete, and correct copies of the organizational documents and all minutes of Sellers, to the extent in the possession or control of a Seller or Seller Member as of the date hereof, have heretofore been delivered or made available to Buyer, as such documents or instruments are presently in effect, and have not been amended or modified.

(c)	BHS Technology Holdings, Inc., a direct subsidiary of TKS, does not possess any assets.
5.2 Financial Statements.
(a)
A true, complete, and correct copy of the Financial Statements is attached as Schedule 5.2(a)(i). A true, complete, and correct copy of the Interim Statements is attached as Schedule 5.2(a)(ii). Except as set forth on Schedule 5.2(a)(iii), to the Knowledge of Sellers the Financial Statements with respect to the years ended December 31, 2015 and December 31, 2016 present, in accordance with GAAP, the assets, liabilities, and results of operations of Sellers as of the dates and for the periods indicated. The Financial Statements, solely with respect to the year ended December 31, 2017, and the Interim Statements present, in accordance with GAAP, the assets, liabilities, and results of operations of Sellers as of the dates and for the periods indicated.

(b)
Sellers have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including liabilities for replacement or repair or

21471555v.18

other damages in connection therewith, in each case that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except (i) those described on Schedule 5.2(b), (ii) those which are reflected or reserved against in the Interim Statements, (iii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Interim Statements and which are not, individually or in the aggregate, material in amount, and (iv) those incurred in connection with the transactions contemplated by the Transaction.
(c) All financial books and records of Sellers are in all material respects true, complete, and correct.
(d) The final unaudited combined financial statements of Sellers for the interim period from January 1, 2018 through September 30, 2018 ("Final Interim Statements"), which, upon delivery as provided in this Agreement, will present in accordance with GAAP, the assets, liabilities, and results of operations of Sellers as of the date and for the period specified and the Final Interim Statements will not differ in any material respect from the Interim Statements except as set forth on Schedule 5.2(d).
5.3 Due Organization. TKE is a professional service limited liability company duly formed and subsisting under the laws of the State of New York. TKS is a limited liability company duly formed and subsisting under the laws of the State of New York. Sellers are qualified to do business and in good standing in each state (a true, complete, and correct list of which is set forth on Schedule 5.3) where the properties owned, leased, or operated, or the business conducted, by it require such qualification except where failure to so qualify would not result in a Material Adverse Effect. Sellers have the limited liability company power and authority to own their respective properties and assets and to carry on the Business as now presently conducted.
5.4 Due Authorization. This Agreement has been duly authorized, executed, and delivered by Sellers and has been executed and delivered by each of Sellers' Members and constitutes a legal, valid, and binding agreement of each Seller and each Seller's Members, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting, or affecting the enforcement of creditors' rights generally or by the application of equitable principles. Except as set forth on Schedule 5.4, neither the execution and delivery of this Agreement by Sellers and Sellers' Members, nor the consummation of the transactions contemplated hereby by Sellers and Sellers' Members, nor compliance by Sellers and Sellers' Members with any of the provisions hereof, will violate in any material respect any order, writ, injunction, or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any provisions of any Seller's organizational documents or violate in any material respect any statute, law, rule, or regulation applicable to any Seller or any Seller's Members.
5.5 Material Adverse Effects. Except as specifically stated in Schedule 5.5, from
January 1, 2018 to the date of this Agreement, the Business has been operated in the ordinary course and there has not been:

21471555v.18

(a)	any Material Adverse Effect;
(b)	any other event or condition of any character that it is reasonable to expect will, individually or in the aggregate with other events or conditions, result in a Material Adverse Effect;
(c)
any damage, destruction, or loss that has not been repaired or replaced (whether or not covered by insurance) affecting the Purchased Assets or otherwise affecting any Seller or the Business, its properties, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) excluding those that in the aggregate have not resulted in and could not reasonably be expected to result in a Material Adverse Effect;

(d)	any cancellation of any debts owing to any Seller (except immaterial cancellations in the ordinary course of business) or any waiver of any material rights of value to any Seller;
(e)
any cancellation, termination, modification, change, waiver, or material breach of any existing contract of which any Seller is a party that has resulted or may result in a Material Adverse Effect or the entering into of any Material Contract not reflected in the Schedules annexed hereto, or the termination or, to the Knowledge of Sellers any threatened termination of any customer's relationship with any Seller;

(f)
any transfer, lapse, or grant of any rights in the Intellectual Property or any disposition or disclosure to any Person of any trade secrets relating to the Business that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(g)	the entering into, creation, or allowance of any new Lien on any Purchased Assets other than Permitted Liens or other Liens arising in the ordinary course of business and immaterial in the aggregate;
(h)
any increase or any change in any assumptions underlying or methods of calculating any bad debt, contingency, tax, or other reserves or any change in its accounting practices, methods, or assumptions (including changes in estimates or valuation methods);

(i)
any lease or sublease of real property by any Seller or the exercise of any purchase options or rights of first refusal contained in any lease or sublease to which any Seller is a party, or the termination, surrender, cancellation, or assignment of any of any Seller's properties demised under any leases, or any part thereof, except those that are immaterial in the ordinary course of business consistent with past practice;

(j)
the incurring by any Seller of any indebtedness for borrowed money, the entering into of any commitment to borrow money, or making any loans or agreements to lend money to third parties, or the agreement to guaranty any obligations of third parties (other than in connection with accounts payable in the ordinary course of business or the negotiation and collection of immaterial negotiable instruments in the ordinary course of business);

(k)	the writing up or writing down of the value of any of any Seller's assets on its financial statements or any sale, exchange, or disposal of any of any Seller's assets or rights,

21471555v.18

other than the sale of its services, inventory, equipment, or other property in the ordinary course of business;
(l) declared, set aside, or made any cash or non-cash distributions of any kind to its members, or made any direct or indirect redemption, retirement, purchase, or other acquisition of any of its membership interests;
(m) any resignation or termination of any key employee of any Seller, or receipt by any Seller of notice from any key employee of any Seller of his or her intention to resign; or
(n) any (i) grant of an increase in compensation payable or compensation to become payable to any of any Seller's managers, members, officers, employees, or Contractors, (ii) establishment of new benefits to any Seller's managers, members, officers, employees, or Contractors, (iii) increase to existing benefits to any Seller's managers, members, officers, employees, or Contractors, or (iv) modification to any collective bargaining agreement to which any Seller may be bound.
5.6 Litigation. Except as set forth on Schedule 5.6, there are no actions, suits, claims, investigations, or legal, administrative, or arbitration proceedings pending or, to the Knowledge of Sellers, threatened against any Seller, whether at law or in equity, before or by any federal, state, municipal, local, foreign, or other court or governmental department, commission, board, bureau, agency, or instrumentality. Sellers are not in violation of or default under, nor are any Sellers or the Purchased Assets subject to, any judgment, order, writ, injunction, or decree of any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority, or political subdivision thereof) or court or arbitrator addressed to it or to which it is a party. Set forth on Schedule 5.6 is a true, complete, and correct description of the settlement of any proceedings of the nature described in this Section 5.6 since January 1, 2016, together with a description of the amount and nature of each settlement.
5.7 Compliance; Governmental Authorizations; Permits and Licenses. Sellers and
Sellers' Members, with respect to the operation of the Business, are currently in compliance, and have at all times since January 1, 2015 complied, in all material respects with all federal, state, local, or foreign laws, ordinances, regulations, and orders. Except as set forth on Schedule 5.7, (i) the Licenses described on Schedule 5.7 constitute all of the Licenses required by or appropriate for and utilized in the ownership and operation of the Business as it is currently being conducted, all of which are owned or held legally and beneficially by a Seller; (ii) all of the Licenses are in full force and effect; (iii) no Seller has received any notice to the effect that additional Licenses are required by or appropriate for any Seller; and (iv) no consent, waiver, approval, license, permit, or authorization of or designation, declaration or filing with any governmental authority, court, or administrative agency, is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby, including the transfer of the Licenses to Buyer; and (v) no modification, suspension, or cancellation of a License, or any proceeding relating thereto, is pending or, to the Knowledge of Sellers, threatened with respect to a License. Except as set forth on Schedule 5.7, the execution and delivery of this Agreement and the

21471555v.18

consummation of the transactions contemplated hereby will not result in a revocation or suspension of, or require the amendment of, any License.
5.8 Taxes.
(a)
Except as disclosed on Schedule 5.8, at all times since January 1, 2015, all (i) federal, state, local, or foreign tax returns (collectively, the "Returns") required to be filed with respect to the properties, assets, operations, income, and net worth of each Seller have been timely filed or appropriate extensions have been obtained and such Returns are true, correct, and complete; (ii) such Returns have been prepared in accordance with all applicable laws and requirements, and accurately reflect taxable income (or other measure of tax) of each Seller, and (iii) all taxes and governmental charges, including, without limitation, any interest and penalties (collectively "Taxes") due pursuant to such Returns or in connection with each Seller's operations have been paid or adequate provision therefor has been made on the Financial Statements. Except as disclosed on Schedule 5.8, there are no outstanding agreements or waivers extending the statutory period of limitation concerning any Tax liability of any Seller, no examination of any Return of any Seller is currently in progress and no governmental authority has, within the last three (3) years, notified any Seller or any Seller's Members of any Tax claim, investigation, or proceeding or conducted any audit with respect to a Seller or the Business. All monies required to be collected or withheld by Sellers for income Taxes, social security, or other payroll Taxes have been collected or withheld, and either paid to the appropriate governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of each Seller, and neither Seller is liable for any Taxes or penalties for failure to comply with any of the foregoing. Sellers have not made, are not obligated to make, and will not, as a result of the transactions contemplated hereby, make or become obligated to make any "excess parachute payment" within the meaning of Section 280G of the Code (determined without regard to subsection (b)(4) thereof).

(b)	No claim has been made by a taxing authority in any jurisdiction where any Seller does not file tax returns that such Seller is or may be subject to taxation by that jurisdiction.
(c)
True, correct, and complete copies of all federal or state income tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to by, any Seller with respect to the last two years have been delivered or made available to Buyer.

(d)
No Seller has ever (i) joined in or been required to join in filing a consolidated or combined federal, state, or local income Return, (ii) been the subject of a Tax ruling that has continuing effect, (iii) been the subject of a closing agreement with any taxing authority that has continuing effect, or (iv) granted a power of attorney with respect to any Tax matters that has continuing effect.

(e)	No Seller is a party to any tax-sharing agreement.
(f)	No Seller is a "foreign person" within the meaning of Section 1445 of the Code and the regulations promulgated thereunder.

21471555v.18

(g) No Seller owns any interest in any entity characterized as a partnership for federal income tax purposes.
5.9 Agreements. Except for insurance policies (a true, complete and correct list of which is set forth on Schedule 5.16), contracts with respect to employment (a true, complete, and correct list of which is set forth on Schedule 5.14(a), and lease agreements (a true, complete, and correct list of which is set forth on Schedule 5.22), and except as set forth on Schedule 5.9, Sellers are not a party to the following types of agreements (whether written or oral):
(a)	any partnership agreement or joint venture agreement;
(b)
any agreement with another Person limiting or restricting the ability of any Seller to enter into or engage in any market or line of business including agreements with exclusivity, non-compete, "most favored customer" pricing or other similar provisions;

(c)
any agreements for the sale of any of the assets of any Seller, other than the sale of inventory in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of any Seller's assets;

(d)	any lease, sub-lease, license, sub-license or other agreement with respect to real property;
(e)	any agreement of any Seller with any officer or director of any Seller, any of Sellers's unitholders or shareholders, or any other Affiliate of any Seller;
(f)
except for agreements entered into with customers in the ordinary course of business, any agreement with respect to the Intellectual Property of any Seller wherein a Seller grants an exclusive license with respect to any Intellectual Property;

(g)	any collective bargaining or union agreement to which any Seller are bound;
(h)	any agreement relating to the incurrence, assumption, surety or guarantee of any funded indebtedness;
(i)
any agreement (or group of related agreements) the performance of which required the delivery of assets or services from or to any Seller, valued in excess of $100,000 since January 1, 2017, or which is reasonably expected to require the delivery of assets or services from or to any Seller, valued in excess of $100,000 during the twelve-month period following Closing;

(j)
any agreement for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis, or employment agreement, severance agreement or other agreement that require payments upon a "change in control" or similar payments covering any officer, employee or director or former officer, employee or director of any Seller;

21471555v.18

(k)
any commission and/or sales agreement with any current employee, independent contractor or salesperson providing for the payment of any commissions or other sales compensation and pursuant to which any Seller made payments in excess of $50,000 during the twelve-month period ended December 31, 2017, or under which a firm or other organization provides commission or sales-based services to any Seller pursuant to which any Seller made payments in excess of $50,000 during the twelve-month period ended December 31, 2017;

(l)	any agreement that obligates any Seller to provide indemnification or a guarantee that could result in payments in excess of $75,000, other than in the ordinary course of business;
(m)	any agreement relating to capital expenditures and involving future payments by any Seller in excess of $20,000 in any individual case or $50,000 in the aggregate;
(n)
any agreement under which any Seller is a lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by any Seller, except for any lease or agreement under which the aggregate annual rental payments do not exceed $20,000;

(o)	any settlement or similar agreement pursuant to which any Seller is obligated to pay consideration in excess of $10,000 after the date hereof;
(p)	any powers of attorney;
(q)
any agreement (i) providing for any Seller to be the exclusive provider or preferred provider of any product or service to any Person, (ii) providing for any Person to be the exclusive or preferred provider of any product or services to any Seller, (iii) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of any Seller, or (iv) containing a provision of the type commonly referred to as "most favored nation" provision for the benefit of a Person other than Sellers;

(r)	any agreement with any Governmental Authority; and
(s)	any agreement otherwise related to the Business where a default or termination would result in or would reasonably be expected to result in a Material Adverse Effect.
True, complete, and correct copies of all of the written contracts set forth on Schedule 5.9  (the "Material Contracts") have been delivered or made available to Buyer prior to the date hereof. Except as set forth on Schedule 5.9, no event has occurred that would constitute a default by any Seller under any of the Material Contracts, there has been no default by any other party to any of the Material Contracts, no Material Contract that requires the performance of services by any Seller is presently expected to result in a loss to such Seller upon completion or performance thereof. To the actual knowledge (without inquiry) of Chris and Kevin Green, no Seller is in breach of any customer Contract.
5.10 Title to Property and Related Matters. Sellers have, and at the time of the Closing will have, good title to all of the Purchased Assets (including a valid leasehold interest in all

21471555v.18

leases included in the Purchased Assets and a valid license in all licenses included in the Purchased Assets), free and clear of any Liens except for Permitted Liens and those Liens set forth on Schedule 5.10. Sellers do not have any personal property leases involving annual payments in excess of $15,000 in a one year period. Except as set forth in Schedule 5.10 and except for matters that may arise in the ordinary course of business, the Fixed Assets of each Seller are in good operating condition and repair, reasonable wear and tear excepted. There is no condition that materially interferes with the use of the Purchased Assets in the ordinary course of Business. Except for Excluded Assets, all assets constituting, used principally in connection with, and necessary or appropriate to the conduct of, the Business as currently operated are owned or leased by a Seller and are being conveyed to Buyer hereunder. None of Sellers' tangible personal property is subject to any contract for its sale to any party other than in the ordinary course of business consistent with past practice, and none of Sellers' tangible personal property is subject to any contract for its use by any party.
5.11 Intellectual Property. Except as set forth on Schedule 5.11, there are no registered or material unregistered trademarks, copyrights, or patents owned by or licensed to any Seller. All Intellectual Property is free and clear of all Liens, except Permitted Liens, and not subject to any license granted by any Seller to any third party. Sellers have adequate and sufficient rights, registered or unregistered, to use the Intellectual Property as currently used in the Business, and such right is, to the Knowledge of Sellers, free and clear of competing rights or interests of others that would preclude or otherwise impair such use by such Seller. To the Knowledge of Sellers no trademarks or service marks of any Seller used in the Business as currently conducted infringe any trademark, trade name, copyright, or patent of any third party. No Seller has received any claim of infringement of any trademark, trade name, copyright, patent application, or patent of any third party.
5.12 Brokerage Fees. Except as set forth on Schedule 5.12, no Seller has incurred, or will incur, any liability for brokerage or finder's fees or similar charges in connection with the transactions contemplated by this Agreement.
5.13 Investment Representation. Chris is acquiring the Stock for his own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Chris is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Chris acknowledges that he is informed as to the risks of the transactions contemplated hereby and of ownership of the Stock. Chris acknowledges that the Stock has not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Stock may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.
5.14 Employees; Employee Benefit Plans.

21471555v.18

(a)
Schedule 5.14(a) sets forth the number and names of the managers, members, officers, and employees of Sellers as of January 1, 2018, the total compensation paid to each of the managers, members, officers, and employees of Sellers during the periods January 1, 2016 to December 31, 2016 and January 1, 2017 to December 31, 2017, the total compensation paid or accrued for 2018, including salary, bonuses paid, and bonuses earned but not yet paid for each of the managers, members, officers, and employees of Sellers, and anticipated adjustments (whether increases or decreases) to such total compensation. Schedule 5.14(a) contains true and correct copies of all written contracts of Sellers with respect to the terms of employment and/or compensation for each of the managers, members, officers, and employees of Sellers.

(b)
Except as disclosed on Schedule 5.14(b), Sellers do not have any current "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Benefit Plans"). Schedule 5.14(b)  identifies all Benefit Plans and all other sick-leave, vacation accrual or holiday plans, bonus, savings, profit-sharing or other similar benefit plans, deferred compensation, interest option, interest ownership, and interest purchase plans sponsored by or contributed to by a Seller for the benefit of any employees or former employees of a Seller. Sellers do not sponsor or contribute to, nor have they ever sponsored or been required to contribute to, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA. As applicable with respect to each Benefit Plan, Sellers have delivered or made available to Buyer true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, and (ii) all records, notices, and filings concerning (x) Internal Revenue Service or Department of Labor audits or investigations, (y) "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and (z) "reportable events" within the meaning of Section 4043 of ERISA. The Benefit Plans are and have been maintained and administered in compliance with the requirements of ERISA and, where applicable, Section 401 of the Code. There are no accumulated funding deficiencies as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to the Benefit Plans. There is not now, nor has there been any prohibited transaction (as defined in Section 406 of ERISA or Sections 503 or 4975 of the Code) involving the Benefit Plans. There are no pending or, to the Knowledge of Sellers, threatened investigations or audits by governmental agencies or any claims by or on behalf of the Benefit Plans or by any employee of any Seller alleging a breach or breaches of such plans, or fiduciary duties thereunder, violations of other applicable federal or state law with respect to the Benefit Plans or arising out of events relating to the employment of the employees of such Seller, which could result in a monetary liability, or any material non-monetary liability, on the part of such Seller under ERISA or any other law, nor, to the Knowledge of Sellers or Sellers' Members, is there any basis for such a claim.

(c)
No Seller is a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or, to the Knowledge of Sellers, threatened.

(d)
Each Seller has complied in all material respects with all applicable laws relating to the employment of labor, including the provisions thereof relating to benefits required to be provided under Part VI of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code

21471555v.18

(collectively, "COBRA"), wages, hours, working conditions, employee benefit plans and the payment of withholding and social security taxes.
(e)
Except as set forth on Schedule 5.14(e), since January 1, 2015, no present or former employee of any Seller has made any claim against any Seller (whether under federal or state law, any employment agreement, or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation, time off, or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any statute, ordinance, or regulation relating to minimum wages or maximum hours of work.

(f)	There is not now pending or threatened any charge or complaint against any Seller by the National Labor Relations Board or any representative thereof.
(g)	Except as set forth on Schedule 5.14(g), no Seller has had any worker's compensation claims asserted against it during the three (3) years preceding the date hereof.
(h)	Except as otherwise disclosed on Schedule 5.14(h):
(i)
the Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

(i)
All Pension Plans have received determination letters from the IRS, or have duly adopted a prototype or volume submitter plan which has received an opinion letter from the IRS, to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes, and no determination letter with respect to any Pension Plan has been revoked nor, to the Knowledge of Sellers or Sellers' Members, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

(ii)
No Benefit Plan is now or at any time have been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. All contributions to, and payments from, any Benefit Plan which may have been required in accordance with the terms of such Benefit Plan or any related document have been timely made. All such contributions to, and payments from, any Benefit Plan, except those to be made from a trust, qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, shall be paid by Sellers when due, under such Benefit Plan and applicable law.

(iii)
No Seller, nor to the Knowledge of Sellers any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, Seller, Seller's Members, or Buyer to a tax, penalty or liability for a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Benefit Plan is invested in any property constituting "employer real property" or an "employer security", within the meaning of Section 407 of ERISA.

21471555v.18

(iv)	All insurance premiums with respect to any insurance policy related to a Benefit Plan for any period up to and including the Closing Date have been paid if and when due on or before the Closing Date.
(v)
With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, each Seller complies in all respects with the continuation coverage requirements of the Code and ERISA.

(vi)
No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. No Seller has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(vii)
No Seller's execution of, and performance of the transactions contemplated by this Agreement, will constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee. No Benefit Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

5.15  Environmental Matters. Each Seller is currently, and at all times since January 1, 2015 has been, in compliance with all laws, rules, and regulations relating to environmental protection and conservation, including the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act of 1986, as amended and all applicable state laws pertaining to the environment ("Environmental  Requirements"), and no Seller or Sellers' Member has received any notification of any asserted present or past failure to so comply with such laws, rules or regulations with respect to a Seller or the Business. Sellers have not, at any time since January 1, 2015, and do not presently, use, possess, generate, treat, manufacture, process, handle, store, recycle, transport, or dispose of hazardous or toxic materials, substances, wastes, pollutants or contaminants (including petroleum, petroleum products, poly-chlorinated biphenyls), radio-active materials, asbestos or asbestos-containing materials in quantities or in a manner which requires any environmental permit or in a manner which has caused, causes or threatens to cause a release. To the Knowledge of Sellers, there are no circumstances which would be reasonably likely to interfere with or prevent continued compliance with Environmental Requirements. For the purpose of this Section, "hazardous substances" or "hazardous materials" shall include (a) hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations thereunder, and (b) any substance for which state or local laws require the clean-up, removal or other special handling of such materials or imposing liability based upon improper handling thereof. None of the Premises (as defined below) is listed, or to the Knowledge of Sellers is proposed for listing, on any list maintained by any governmental agency of sites requiring remediation. Except for any liability arising exclusively from any Seller's respective occupancy of the Premises and any liability arising from an indemnification obligation under any customer Contract, to the Knowledge of Sellers no Seller has assumed by contract any liability or responsibility for any environmental claims or conditions. The representations and

21471555v.18

warranties set forth in this Section 5.15 are the Sellers' sole and exclusive representations and warranties regarding environmental matters.
5.16 Insurance.
(a)
Schedule 5.16 contains a true, complete and correct list of all policies of liability, errors and omissions, environmental, crime, fidelity, life, fire, workers' compensation, health, manager, member and officer liability, and all other forms of insurance currently in effect and owned or held by any Seller, and identifies for each such policy the underwriter, policy number, coverage type, premium, expiration date, and whether such policy is on an occurrence or claims-made basis. All such insurance policies are outstanding and in full force and effect and all premiums required to be paid with respect to such policies have been paid through the Closing. Such policies insure each Seller against liability (including products liability, errors and omissions and/or breach of warranty claims) and against risks of fire, theft, casualty and vandalism, in each case with respect to the Purchased Assets. To the Knowledge of Sellers, all insurance policies set forth on Schedule 5.16 cover risks and liabilities to an extent and in a manner customary in the engineering industry and such other industries in which the Business operates.

(b)	With respect to each insurance policy required to be listed on Schedule 5.16:
(i)
No Seller has received any notice from any issuers of such policies that any such policies have been terminated, cancelled, or are void, and no Seller has submitted any claim for coverage under any such policy that has been denied on the basis that such Seller did not have a valid and binding insurance policy;

(ii)
No Seller or any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred that would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy;

(iii)
To the Knowledge of Sellers, except as set forth on Schedule 5.16 Sellers shall not be subject to a loss sharing arrangement outside the ordinary course of business or a retroactive rate adjustment with respect to an insurance policy of a Seller; and

(iv)	No party to the policy has repudiated any provision thereof.

5.17 Customers.
(a) Set forth on Schedule 5.17(a) is a true, complete, and correct list of customers of Sellers from whom a Seller collected at least $100,000 in revenue in 2017 (the "2017 Material Customers"), including the location of such customers and the total revenue received from each such customer for the periods (i) January 1, 2014 to December 31, 2014, (ii) January 1, 2015 to December 31, 2015, (iii) January 1, 2016 to December 31, 2016, (iv) January 1, 2017 to December 31, 2017, and (v) January 1, 2018 to the Effective Date. No customer of Sellers from whom a Seller collected at least $100,000 in revenue in 2018 (the "2018 Material  Customers") or 2017 Material Customer, has terminated or, to the Knowledge of Sellers,

21471555v.18

threatened to terminate its relationship with a Seller. Except as set forth on Schedule 5.17(a), in the past twelve (12) months immediately preceding the Closing Date, no Seller has received any written complaints from any 2017 Material Customer or 2018 Material Customer with respect to the quality of the work or services or the price for the work or services provided to such customer. To the Knowledge of Sellers, no 2017 Material Customer or 2018 Material Customer has indicated that it intends to (x) discontinue a recurring program, (y) materially change the pricing or other terms of its business with Sellers, or (z) cease its business with a Seller.
(b)
Set forth on Schedule 5.17(b) is a complete list of each Seller's "backlog" of work as of the Effective Date (i.e., work that has not yet commenced as of the Effective Date but for which such Seller has been retained to perform work) ("Backlog"), including the name of the respective customer, a brief description of the work to be performed, and the then anticipated value of the work to be performed. No Seller has been advised in writing or orally that any customer intends to cancel or change the material terms of any of the Backlog.

(c)
Set forth on Schedule 5.17(c) is a complete list of all of each Seller's existing contracts with customers of such Seller which are open with respect to fulfillment of their terms by such Seller as of the Closing Date (the "Work in Progress"), including the name of the respective customer, the start date of the contract, the total value of the project from inception through its anticipated completion, the total amount billed to date, the total amount earned but unbilled to date, the work which remains to be performed, and the anticipated completion date, if any, or, if a contract has no fixed completion date, the total amount billed to date and the monthly future revenues with respect to such contract. No Seller has been advised in writing or orally that any customer intends to cancel or change the material terms of any of the Work in Progress.

(d)
Except as set forth on Schedule 5.17(d), the Seller has no material "loss contract" or other agreement (a "Loss Contract") where the expected cost to complete the contract exceeds either (i) the fees and payments received and to be received pursuant to such contract or (ii) the Seller's budgeted expense with respect thereto, and to the Knowledge of Sellers, no agreement will become a Loss Contract.

(e)
Except as set forth on Schedule 5.17(e), neither Seller receives any portion of its revenues from customers pursuant to or as a result of (i) any program or policy, whether sponsored by any private entity or any governmental authority, designed to award contracts to businesses based on the race, ethnicity, or gender of its owners and/or operators, including business set aside programs or affirmative action programs, or (ii) any familial relationship by or among any of Sellers' Members, any Seller's officers, managers, members, agents, employees, or Contractors and any officers, directors, agents, or employees of any of any Seller's customers. All of each Seller's revenues arise from transactions with parties who are not affiliates of such Seller and resulted from agreements to provide services which were negotiated at arm's-length.

5.18 Approval. The managers of each Seller have approved the execution of this Agreement and the transactions contemplated hereby.

21471555v.18

5.19 Contractors. With respect to any contractors, consultants, and other independent personnel providing services to any Seller or any Seller's customers (the "Contractors"), such Seller has evaluated and classified the Contractors as independent contractors in accordance with Internal Revenue Service regulations.
5.20 Change in Business. To the Knowledge of Sellers, and except with respect to prohibitions on assignment in any Contract, no Seller or Sellers' Member has received notice which give any of them reason to believe that the services of Contractors or employees currently employed in or engaged in the Business will not be available to Buyer for a reasonable period of time after the Closing for the continued conduct of the Business on substantially the same terms as at present (other than as requested by Buyer) or that business relations currently maintained by such Seller with suppliers will not similarly be maintained.
5.21 Services. Schedule 5.21 sets forth all current warranty claims. Schedule 5.21  contains copies of Sellers' standard terms and conditions of sale for its services (containing applicable guaranty, warranty, and indemnity provisions). To the Knowledge of Sellers, except for services provided pursuant to Contracts, no service provided by any Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale set forth on Schedule 5.21.
5.22 Real Property and Leases. No Seller owns or holds legal title to any real property. Schedule 5.22 sets forth a complete list, and a brief description, of all of Sellers' leased real property (the "Premises"). The Premises are used by Sellers in the conduct of and as part of the Business. Except for the Premises, Sellers do not regularly use or occupy any real property in connection with the conduct of the Business. Sellers have a valid leasehold interest in the Premises, free and clear of all Liens except Permitted Liens. Each Seller has performed all of its obligations under leases for the Premises, expressly including the performance of all monetary obligations. No Seller has received any notice of default from any landlord under any lease for the Premises which default remains uncured.
5.23 Related Party Transactions. Except as set forth on Schedule 5.23, neither any member, manager, officer, employee, or Contractor of any Seller nor any member of any such person's immediate family is presently a party to any transaction with such Seller, including any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments (other than for services as manager, member, officers, or employees of any Seller) to any such person, or to any corporation, partnership, trust, or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee, or partner. No Seller is indebted, directly or indirectly, to any member, manager, officer, employee, or Contractor of such Seller for any liability or obligation, whether arising by reason of ownership, or other written agreement or understanding or otherwise (other than for services as manager, member, officers, or employees of such Seller).
5.24 Improper Payments. Except for non-cash gifts or transfers made in the ordinary course of business, no Seller or any manager, member, officer, or employee of any Seller having management authority over any project or who may derive bonus or commission income from any project or agent of any Seller, has at any time made gifts, gratuities, or payments in any other

21471555v.18

form, whether in cash, goods, or services, to any Persons whatsoever, in payment for, or intended to encourage, or which resulted in or may have resulted in or had the effect of obtaining, encouraging, or continuing the referral of Persons as customers of any Seller's business, or obtaining, encouraging, or extending any contractual relationship, written or oral, for any of the same; nor has any Seller or any officer, manager, member, or employee of any Seller having management authority over any project or who may derive bonus or commission income from any project or agent of any Seller (a) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs, or other forms of illegal or improper payments or remuneration have been or will be made, provided for or suffered, either directly, or indirectly through agents, brokers, distributors, dealers, or other intermediaries, to any Person or (b) made any illegal or improper contribution of monies, services, or property to any political party, candidate or elected official for any purpose.
5.25 Sufficiency of Purchased Assets. The Purchased Assets comprise all of the business, properties, assets, and goodwill employed by Sellers in connection with the Business other than the Excluded Assets. The Purchased Assets, together with the Excluded Assets, are all of the business, properties, assets and goodwill that are reasonably necessary for the conduct of the Business as conducted by Sellers on or prior to the date of this Agreement.
5.26 Computer Software. With respect to Sellers, there is no unauthorized use, infringement, or misappropriation of any third party's commercial software rights by any Seller.
5.27 Accounts Receivable. All accounts receivable reflected on the Interim Statements and all accounts receivable arising subsequent to the date of the Interim Statements and on or prior to the Closing Date, have arisen or shall arise in the ordinary course of business out of bona fide sales and deliveries of goods, performance of services or other business transactions, and to the Knowledge of Sellers, represent or shall represent legal, valid, binding and enforceable obligations to Sellers. Except with respect to progress and milestone payments in customer Contracts, no Seller has received any prepayments of any kind whatsoever from any customer included on the list of customers.
5.28 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees, Contractors and/or other third parties (collectively, "Personal  Information"), Sellers are in material compliance with all applicable Laws in all relevant jurisdictions, Sellers' privacy policies, and any contract or codes of conduct to which any of them is a party. Sellers have commercially reasonable physical, technical, organizational and administrative securities measures and policies in place to protect all Personal Information collected by them or on their behalf from any against unauthorized access, use and/or disclosure. Sellers are in compliance in all material respects with all Laws relating to data, loss, theft and breach of security notification obligations and there has been no such data, loss, theft or breach since January 1, 2016.
5.29 RESERVED.

21471555v.18

5.30 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Schedules), neither a Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of a Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives.
6. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Sellers and Sellers' Members to enter into this Agreement and consummate the transactions contemplated hereby, Buyer does hereby make the following representations and warranties to Sellers and Sellers' Members, which representations and warranties are true and correct in all respects at this date:
6.1 Due Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and is qualified to do business and is in good standing in each state where the properties owned, leased, or operated, or the business conducted, by it require such qualification except where failure to so qualify would not result in a material adverse effect on Buyer or its business, properties, prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise). Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer has the corporate power and authority to own its property and assets and to carry on its business as now presently conducted.
6.2 Due Authorization. This Agreement has been duly authorized, executed, and delivered by Buyer and Parent, and constitutes a legal, valid, and binding obligation of Buyer and Parent, enforceable against each of Buyer and Parent in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors' rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer or Parent with any of the applicable provisions hereof, will violate in any material respect any order, writ, injunction, or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any provisions of Buyer's Certificate of Incorporation or Bylaws or Parent's Articles of Incorporation or Bylaws or violate in any material respect any statute, law, rule, or regulation applicable to Buyer or Parent.
6.3 Brokerage Fees. Buyer has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with the transactions contemplated by this Agreement.
6.4 Approval. The board of directors of Buyer has unanimously approved the execution of this Agreement and the transactions contemplated hereby.
6.5 No Approvals Required. No approval, authorization, consent, order, or other action of, or filing with, any Person, firm or corporation or any court, administrative agency, or other governmental authority is required in connection with the execution and delivery by Buyer

21471555v.18

or Parent of this Agreement or the consummation by it of the transactions contemplated hereby, except to the extent that the parties may be required to file reports in accordance with relevant regulations under federal and state securities laws.
7. COVENANTS OF THE PARTIES.
7.1 Nondisclosure. Neither Buyer, Parent, Sellers, nor Sellers' Members nor any Affiliate or representative of such party shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).Notwithstanding the foregoing, nothing in this Section shall prevent any party or its Affiliates from (a) making any public announcement or disclosure required by applicable law or the rules of any stock exchange, in which case the party required to publish such press release or public announcement shall use commercially reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication (b) disclosing this Agreement or any of the agreements contemplated hereby or their contents or the transactions contemplated hereby or thereby to (i) current and future officers, directors, employees, representatives, and agents of such party and its Affiliates, (ii) current and potential lenders to, investors in, and purchasers of such party and its Affiliates, and (iii) any governmental authority in order to provide notice, transfer any permits or licenses or obtain such government authority's consent in order to consummate the transaction contemplated by this Agreement, or (c) enforcing its rights hereunder.
7.2 Confidentiality.
(a) Confidentiality of Buyer-Related Information.                     With respect to
information concerning Buyer, Parent, or any of their Affiliates that is made available to Sellers and Sellers' Members in connection with this Agreement, Sellers and Sellers' Members agree that each shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement and shall not disseminate or disclose any of such information other than to representatives who need to know such information for the sole purpose of evaluating the transactions to be undertaken pursuant to this Agreement (each of whom shall be informed in writing by Sellers or Sellers' Members of the confidential nature of such information and directed by Sellers or Sellers' Members to treat such information confidentially). The above limitations on use, dissemination, and disclosure shall not apply to information that (i) is learned by Sellers or Sellers' Members from a third party entitled to disclose it; (ii) became known publicly other than through Sellers or Sellers' Members or any party who received the same through Sellers or Sellers' Members; (iii) is required by law or court order to be disclosed by Sellers or Sellers' Members (after notice and opportunity to oppose such disclosure, to the extent permitted by applicable law); or (iv) is disclosed with the express prior written consent thereto of Buyer. Sellers and Sellers' Members shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (a).

21471555v.18

(b)     Confidentiality of Seller-Related Information. With respect to information concerning any Seller or Seller Member that is made available to Buyer and Parent in connection with this Agreement, Buyer and Parent agree that they shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement and shall not disseminate or disclose any of such information other than to its managers, officers, employees, members, affiliates, agents, and representatives who need to know such information for the sole purpose of evaluating the transactions to be undertaken pursuant to this Agreement (each of whom shall be informed in writing by Buyer or Parent of the confidential nature of such information and directed by Buyer or Parent to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to information that (i) is learned by Buyer or Parent from a third party entitled to disclose it; (ii) became known publicly other than through Buyer or any party who received the same through Buyer or Parent; (iii) is required by law or court order to be disclosed by Buyer or Parent (after notice and opportunity to oppose such disclosure); or (iv) is disclosed with the express prior written consent thereto of such Seller. Buyer and Parent shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (b).
7.3 Non-Competition; Non-Solicitation.
(a) Non-Competition. For a period of five (5) years commencing on the Closing Date, Sellers and Sellers' Members shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business (the "Restricted Business") in the United States of America or Canada (the "Territory"); or (ii) have an interest in any Person, other than Parent, that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant. Notwithstanding the foregoing, Sellers' Members may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller's Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.
(b) Non-Solicitation of Customers. For a period of five (5) years commencing on the Closing Date, Sellers and Sellers' Members shall not, and shall not permit any of their Affiliates to, directly or indirectly, cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of Buyer or any of its Affiliates (including any existing or former client or customer of any Seller and any Person that becomes a client or customer of Buyer or any of its Affiliates after the Closing), or any other Person who has a material business relationship with Buyer or any of its Affiliates, to terminate or modify any such actual or prospective relationship.
(c) Non-Solicitation of Employees.For a period of five (5) years commencing on the Closing Date, Sellers and Sellers' Members shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee or independent contractor of Buyer or any of its Affiliates or encourage any such employee or independent contractor to leave such employment or engagement or hire any such employee or independent

21471555v.18

contractor who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees or independent contractors.
(d) Equitable Relief. Sellers and Sellers' Members acknowledge that a breach or threatened breach of this Section 7.3 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers or Sellers' Members of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e) Reasonableness of Restrictions. Sellers and Sellers' Members
acknowledge that the restrictions contained in this Section 7.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 7.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
7.4 Prohibition on Trading in Parent Stock. Sellers and Sellers' Members
acknowledge that the United States securities laws prohibit any Person who has received material non-public information concerning the matters which are the subject matter of this Agreement or concerning Buyer or Parent generally from purchasing or selling the securities of Parent, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Parent. Accordingly, Sellers and Sellers' Members shall not purchase or sell securities of Parent and shall each instruct and direct their respective officers and employees not to purchase or sell any securities of Parent, or communicate such material non-public information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Parent, until no earlier than seventy two (72) hours following the distribution of a press release announcing the Closing pursuant to this Agreement.
7.5     Parties' Access to Records After Closing. Sellers and Sellers's Members
acknowledge that all customer lists, records, and other information pertaining to Sellers, the Business, or its customers that are included in the Purchased Assets are proprietary, confidential information and that on and after the Closing, all such lists, records, and information shall be the property of Buyer. Each of the parties agrees to preserve until December 31, 2023, all records in its possession relating to any of the assets, liabilities, or business of Sellers for all time periods hereof ended on or prior to the Closing Date, or to the transactions contemplated herein. In the

21471555v.18

event that either party needs access to such records in the possession of the other party relating to any of the assets, liabilities, or business of Sellers or to the transactions contemplated herein for the purpose of preparing income tax returns or for complying with any audit request, subpoena, or other investigative demand by any governmental authority or for any civil litigation or any other legitimate purpose not injurious to the other party, each party will allow representatives of the other party reasonable access to such records during normal business hours at such party's place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at the requesting party's expense).
7.6 Refunds and Remittances. If Sellers on the one hand or the Buyer on the other hand after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any other interest earned thereon, to an account or accounts designated in writing by such other party.
7.7 Bulk Sales and Transfer Taxes.
(a) Buyer hereby waives compliance by Sellers or Sellers' Members with the requirements of any and all applicable laws relating to bulk sales and transfers. Each Seller shall pay when due all sales and use tax incurred by such Seller for all periods or portion thereof prior to the Effective Date (the "Pre-Closing Sales Tax"), and shall promptly reimburse Buyer for any successor liability incurred by Buyer in connection with such Seller's failure to pay such Pre-Closing Sales Tax.
(b) All transfer, documentary, sales, use, stamp, registration, value added, and similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated in this Agreement shall be borne and paid by 50% by Sellers and 50% by Buyer when due. Sellers shall, at their own expense, timely file any Tax return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
7.8 Further Assurances; Post Closing Assistance. At the Closing, and from time to time thereafter, Sellers and Sellers' Members shall, at the request of Buyer and subject to Section 2.3, take all action necessary to put Buyer in actual possession and operating control of the Purchased Assets, and shall execute and deliver to Buyer such further instruments of assignment, consent, transfer, and conveyance, and take such other actions, as Buyer or counsel for Buyer may reasonably request, in order more effectively to transfer and convey the Purchased Assets and the Business to Buyer. Sellers shall, at the request of Buyer, cooperate with Buyer in sending a notice to Sellers' customers and suppliers to assist Buyer in continuing to enjoy good relationships with such customers and suppliers.
7.9 Compensation and Bonuses. Notwithstanding any other provision of this
Agreement, Sellers acknowledge and agree that any stay or deal or similar bonuses that are not regular bonuses for 2018 shall be paid in accordance with the terms of the agreements (as they

21471555v.18

exist on the date hereof). All other compensation for employees of Sellers and regular bonuses relating to any period prior to the Effective Date shall be paid as of or prior to the Closing Date or accrued by Sellers and included on the Closing Balance Sheet (as finally determined in accordance with Section 7.10), and under no circumstances shall Buyer be responsible for paying any compensation and/or bonuses for any period prior to the Effective Date other than as included in the True Up Amount as finally determined in accordance with Section 7.10 of this Agreement (such bonuses the "Accrued 2018 Payroll and Bonuses").
7.10 Working Capital Matters.
(a)  Closing Balance Sheet / Resolution. Promptly, but in no event more than thirty (30) days after the Closing, Sellers will deliver to the Buyer the Closing Balance Sheet and a statement of such date calculating (a) Effective Date NWC, and (b) the True Up Amount ("Preliminary Statement"). After delivery of the Preliminary Statement, the Buyer and its advisors shall be permitted reasonable access to review the books and records and work papers related to the preparation of the Preliminary Statement and may reasonably make inquiries of Sellers and their advisors regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and Sellers shall use commercially reasonable efforts to cooperate with and respond to such inquiries. The Buyer may object to the Preliminary Statement by delivering to the Sellers a written statement setting forth in reasonable detail the objections thereto (an "Objections Statement"). If an Objections Statement is not delivered to the Sellers within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding, and non-appealable by the parties hereto. The Sellers and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement (the "Negotiation Period End Date"), the Sellers and Buyer shall submit such dispute to the office of an impartial nationally recognized accounting firm mutually selected by Buyer and Sellers (the "Independent Accountant"). The Sellers and Buyer shall use their commercially reasonable efforts to cause the Independent Accountant to resolve the dispute as soon as practicable and in any event within forty-five (45) days of the engagement of the Independent Accountant. The Independent Accountant shall only decide the specific items under dispute, and the Independent Accountant's determination will be determined in accordance with GAAP and Schedule 7.10(a) and shall be based solely on the information provided by Buyer and the Sellers in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Independent Accountant shall be final, binding and non-appealable on the parties hereto. For the purposes of this section, the fees, costs and expenses of the Independent Accountant shall be borne by the Sellers on the one hand, and Buyer, on the other hand, in inverse proportion to the manner in which such party prevails on the items resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Independent Accountant at the time its determination of the items in dispute is rendered.
(b)  Post-Closing Adjustments, Etc. If the True Up Amount, as finally determined pursuant to Section 7.10(a), is less than the Estimated True Up Amount, then the Sellers shall promptly (but in any event within five (5) Business Days) deliver to Buyer an amount equal to the amount by which the True Up Amount is less than the Estimated True Up

21471555v.18

Amount (by way of example only, if the True Up Amount is negative Three Hundred Thousand Dollars, then Sellers shall pay Buyer $25,000) by wire transfer of immediately available funds to an account designated by Buyer. If the True Up Amount, as finally determined pursuant to Section 7.10(a), is greater than the Estimated True Up Amount ("Positive Adjustment Amount"), then there shall be due from Buyer to Sellers an amount equal to the amount by which the True Up Amount is greater than the Estimated True Up Amount (by way of example only if the True Up Amount is negative Two Hundred Thousand Dollars, then $75,000 shall be due). Notwithstanding the immediately preceding sentence, Buyer shall only be required to initially pay Sellers the portion of the True Up Amount (excluding for this purpose all accounts receivable included in the determination thereof that have not been collected) if any, that exceeds the Estimated True Up Amount. Buyer shall make monthly rolling payments of any additional collected receivables (not included in any prior payment pursuant to this Section) on account of the Positive Adjustment Amount. For clarity, in no event shall Buyer be obligated to pay to Sellers on an aggregate basis any amount in excess of the Positive Adjustment Amount. Payments from Buyer to Sellers shall be made by wire transfer of immediately available funds to the account(s) designated by the Sellers or by such other means as may be agreed by the parties. In no event shall Buyer be obligated initiate any legal action or otherwise incur any third party costs or expenses in connection with the collection of any accounts receivable included in the True Up Amount. Any payment made pursuant to this Section 7.10(b) will be treated by the parties for all purposes as an adjustment to the purchase price. Any adjustment pursuant to this Section 7.10(b) will neither be deemed to be an indemnification under this Agreement nor preclude Buyer from exercising any indemnification rights under this Agreement.
(c) Notice to Customers. Contemporaneous with Closing, Sellers shall send written notice to each of their customers directing such customers to send all payments for any services performed to an address designated by Buyer prior to the Closing. Sellers shall take such other commercially reasonable action as may be necessary to cause all of such customers to send payments to such address.
7.11 Sellers' Employees.
(a) Within five (5) Business Days of Closing or such other time as the parties may agree (with the exact date to be mutually agreed by Sellers and Buyer) (the "Interim Employment Period"), each Seller shall terminate the employment of all of such Seller's employees and shall, together with and in consultation with Buyer, notify such Seller's employees that the transaction contemplated under the terms of this Agreement has occurred. After such notice is provided, Buyer will extend offers of employment to all or substantially all of Sellers' employees on an "at-will" basis at their current compensation as shown on Schedule 5.14(a) and, as a condition to employment with Buyer, will request that each of the Transferred Employees execute and deliver the Non-Disclosure/Non-Solicitation/Non-Competition Agreement in the form as set forth in Exhibit "B" attached hereto. The Employees who accept such employment and commence employment within five (5) Business Days of the Closing Date, the "Transferred Employees". Sellers shall be solely responsible to pay any severance pay to which their employees may be entitled upon their termination from Sellers. During such Interim Period, Sellers' employees shall remain employees of Sellers for all purposes and Buyer shall engage Sellers to provide the services of Sellers' employees to Buyer in respect of the operation of the Business and Buyer shall promptly, following the end of the Interim

21471555v.18

Employment Period, reimburse Sellers for such services in an amount equal to the fully burdened payroll expenses and employee benefit premiums and other similar out of pocket expenses of such employees for such Interim Period.
(b) Buyer will provide to the Transferred Employees the ability to participate in Buyer's benefit plans that are made available to similarly situated employees of Buyer and will provide service credit for seniority and eligibility but not accrual purposes under such benefit plans.
(c) Effective as of the end of the Interim Employment Period, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Interim Employment Period, as provided under the terms of such Benefit Plans or in the event that a Benefit Plan does not so provide, as determined in accordance with applicable law (subject to Buyer's reimbursement obligation for fully burdened payroll expenses and employee benefit premiums and other similar out of pocket expenses pursuant to Section 7.11(a)).
(d) This Section 7.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.11, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.11. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.11 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
7.12 Related Agreements. On the Closing Date, Chris shall execute and deliver the Employment Agreement. Immediately following the Interim Employment Period, Sellers shall use reasonable efforts to cause the delivery of Non- Disclosure/Non-Solicitation/Non-Competition Agreements with the employees of Sellers who accept offers for employment from Buyer in the form as set forth in Exhibit "B". Buyer would not enter into the transactions contemplated hereby but for the covenants set forth in this Agreement.
7.13 Continuation of Professional Liability Insurance. On or prior to the Closing Date, Sellers shall (i) purchase a "tail" policy of professional liability insurance with respect to matters occurring prior to the Effective Date, which, which tail insurance policy shall remain in effect for a period of at least three (3) years following the Effective Date and shall otherwise contain terms and conditions no less advantageous than are contained in such current professional liability insurance policy and (ii) provide to Buyer reasonable evidence of the existence of such insurance policy.
7.14 RESERVED.
7.15 Certain Post-Closing Matters Relating to Sellers. Within such time following the Closing as the parties shall agree, but in no event later than ninety (90) days following the Closing Date (unless Buyer agrees to extend the same in writing), Sellers shall file in the office of the Secretary of State of New York, an amendment of each Seller's Articles of Organization

21471555v.18

which, upon filing will change such Seller's corporate name to a name which does not include the characters "TK", "Thermal Kinetics" or any name that is similar thereto and which is otherwise acceptable to Buyer. Prior to such time, Sellers may only use such name or names to collect its accounts receivable and otherwise satisfy its post-Closing obligations hereunder.
7.16      Parent Guarantee.
(a) Subject to the provisions of Section 7.16(b), Parent shall absolutely, unconditionally and irrevocably guarantee to each Seller and become surety for full and punctual payment and performance by Buyer of Buyer's obligations under Section 3 and Section 9 of this Agreement only, when the same shall become due on the terms and subject to the conditions of this Agreement (such guarantee, the "Parent Guarantee").
(b) With respect to the Parent Guarantee, Parent agrees that it shall honor its obligations as a guarantor and a surety irrespective of any other circumstances which might otherwise constitute a legal or equitable defense to, or cause the discharge of, its obligations hereunder, except for (i) the defense of payment, (ii) defenses of Parent, Sellers' or their Sellers' Members for fraud, intentional misrepresentation, or breaches of Section 7.3 of this Agreement, and (iii) any rights or claims of Parent, Sellers' or their Sellers' Members for indemnification for Losses under Article 9 of this Agreement. In furtherance of Parent's agreements under this Agreement, Parent, hereby represent and warrant to Buyer that: (a) the execution, delivery, and performance of its obligations hereunder do not require the consent or approval of any other party and do not conflict with, result in a violation of, or constitute a default under any Material Contract or other instrument binding upon such parties or any law, regulation, court decree, or order applicable to such parties; and (b) this Agreement constitutes the legal, valid and binding obligations of Parent and is enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally.
8. THE CLOSING.
8.1 Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on November 8, 2018 (the "Closing Date") by an exchange of signature pages by fax and/or electronic mail and the delivery of original documents and instruments by reputable overnight courier.
8.2 Transition Period. The parties agree that, to the fullest extent permissible under GAAP, from and after the Closing, they shall treat the Closing for accounting purposes as having occurred on the Effective Date and, Buyer shall be accorded the economic benefits of the operation of the Purchased Assets during the period from the Effective Date through immediately prior to the Closing.
8.3 Deliveries by Sellers. At the Closing and against the deliveries to be made by Buyer pursuant to Section 8.4, Sellers have delivered the following to Buyer:
(a) a certified copy of resolutions of the managers and members authorizing the making, execution and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation

21471555v.18

of the transactions contemplated hereby, together with an incumbency certificate, each of which shall be certified as true, complete and correct as of the Closing Date by the Secretary of each Seller;
(b)
a bill of sale in form and substance reasonably satisfactory to Buyer pursuant to which Sellers transfer and convey to Buyer all of Sellers' right, title and interest in and to the tangible Purchased Assets;

(c)
an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer pursuant to which Sellers transfers and assigns to Buyer all of Sellers' right, title and interest in and to the intangible Purchased Assets and Buyer assumes from Sellers the Assumed Liabilities;

(d)
executed consents to assignment from each of the parties to each of the Material Contracts other than Sellers to the extent a consent to the assignment of such Material Contracts by any Seller to Buyer is required by the terms of such Material Contract or is otherwise required by law;

(e)	a good standing certificate with respect to each Seller issued by the Secretary of the State of New York within ten (10) days prior to the Closing Date;
(f)	good standing certificates with respect to each Seller issued by the Secretary of State of each state set forth on Schedule 5.3 within ten (10) days prior to the Closing Date;
(g)	if any of the Purchased Assets are encumbered by any Lien, a release of all such Liens in form and substance acceptable to Buyer;
(h)	the Employment Agreement;
(i)
original copies of such consents, approvals, licenses, permits, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated by this Agreement;

(j)
original copy of an amendment of each Seller's Articles of Organization which, upon filing in the office of the Secretary of State of the State of New York, will effectively change each Seller's corporate name;

(k)	a certificate from each Seller, in a form reasonably acceptable to Buyer, that each Seller is not a foreign person within the meaning of Section 1445 of the Code;
(l)	a Lock-Up Agreement duly executed by Chris in the form as set forth in Exhibit "D" attached hereto (the "Lock-Up Agreement"); and
(m)	such other documents as are reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereto.

21471555v.18

8.4 Deliveries by Buyer. At the Closing and against the deliveries to be made by Sellers pursuant to Section 8.3, Buyer has delivered to Sellers the following:
(a)	the portion of the Purchase Price to be paid at Closing as provided in Section 3.1(a);
(b)
a certified copy of resolutions of the board of directors of Buyer authorizing the making, execution and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereby;

(c)	fully executed counterparts to any of the instruments to be delivered by Sellers pursuant to Section 8.3 that require execution by Buyer; and
(d)	such other documents as are reasonably requested by Sellers in connection with the consummation of the transactions contemplated hereby.
8.5 Upon the occurrence of the Closing, any condition set forth in Section 8.3 or Section 8.4 that was not satisfied as of the Closing shall be deemed to have been waived as of the Closing.
8.6 Post-Closing Delivery.
(a)	Within ten (10) Business Days following the Closing Date, Sellers shall deliver the Final Interim Statements to Buyer;
(b)
Immediately following the Interim Employment Period, Sellers shall use reasonable efforts to cause delivery of the Non-Disclosure/Non-Solicitation/Non-Competition Agreement executed by each former employee of Sellers accepting post-Closing employment with Buyer in the form as set forth in Exhibit "B" attached hereto (the "Non-Disclosure"); and

(c)	Immediately following the Interim Employment Period, Buyer shall execute a counterpart signature to each Non-Disclosure.
9. INDEMNIFICATION.
9.1 Sellers and Sellers' Members. Subject to Section 9.4, Sellers and Sellers' Members, jointly and severally, shall indemnify, defend, and hold harmless Buyer and its stockholders, directors, officers, employees, and agents ("Buyer's Indemnitees") from and against any and all Losses incurred by any of Buyer's Indemnitees that arise out of or result from:
(a) a misrepresentation, breach of warranty, or breach or non-fulfillment of any covenant of Sellers or Sellers' Members contained herein (including the Schedules annexed hereto) or any other Transaction Document to which a Seller is a party, whether asserted by Buyer in its own right or asserted against Buyer by any third-party,

21471555v.18

(b) any claims of third-parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by a Seller prior to the Closing, other than with respect to the Assumed Liabilities,
(c) any liabilities of a Seller that are not assumed by Buyer pursuant to Section 4.1, whether accrued, absolute, contingent, or otherwise, or
(d) the conduct of a Seller's business (other than the Business acquired by Buyer) after the Closing Date.
9.2 Buyer. Subject to Section 9.4, Buyer shall indemnify, defend, and hold harmless
Sellers, Sellers' Members, and their respective managers, directors, officers, employees and agents ("Sellers' Indemnitees") from and against any and all Losses incurred by any of the Sellers' Indemnitees that arise out of or result from (a) a misrepresentation, breach of warranty, or breach or non-fulfillment of any covenant of Buyer contained herein or in the Schedules annexed hereto, (b) any claims of third-parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by Buyer after the Closing Date, or (c) any of the Assumed Liabilities.
9.3 Methods of Asserting Claims for Indemnification. All claims for indemnification under this Agreement shall be asserted as follows:
(a) Third Party Claims.
(i) In the event that any Claim for which a party (the "Indemnitee") would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other party (the "Indemnitor") of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the "Claim Notice"). The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery of the Claim Notice) (the "Notice Period") to notify the Indemnitee (i) whether or not it disputes liability hereunder with respect to such Claim and (ii) whether or not it desires to control the defense and settlement of such Claim employing counsel of its choice, the fees and expenses of which shall be at the Indemnitor's sole cost and expense, which such counsel must be reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, the Indemnitee shall have the sole right to control the defense and settlement of a Claim employing counsel of its choice in its sole discretion (i) the Indemnitor has not elected to control the defense and settlement of such Claim or (ii) the such Claim, if successful, would be reasonably likely to result in the imposition of injunctive or other equitable relief against the Indemnitee and, in each such case, all costs and expenses of such proceedings, including the reasonable fees and expenses of counsel, and the amount of any settlement or judgment in connection with such Claim, shall subject to the limitations in this Section 9, be at the Indemnitor's sole cost and expense if it shall thereafter be found that such Claim was subject to indemnification by the Indemnitor hereunder.

21471555v.18

(ii) If the Indemnitor elects to, pursuant to Section 9.3(a)(i), defend the Claim by appropriate proceedings, such proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion in such a manner as to minimize any risk of additional damage to the Indemnitee and all costs and expenses of such proceedings, including the fees and expenses of counsel, and the amount of any settlement or judgment, shall be paid by the Indemnitor; provided, however, that (x) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment unless (A) there is no finding or admission of any violation of law by or on behalf of the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor, (C) the settlement or compromise includes the giving by the claimants/plaintiffs to the Indemnitee of an unconditional release from all liabilities in respect of such Claim and (D) the settlement or compromise does not impose injunctive or other equitable relief upon the Indemnitee, and (y) the Indemnitee shall have no liability with respect to any settlement or compromise of any Claim effected without its consent. If the Indemnitee desires to employ counsel separate from the counsel employed by the Indemnitor to participate in any defense or settlement of a Claim that the Indemnitor has elected to defend, it may do so at its sole cost and expense; provided, however, that such counsel for the Indemnitee shall be at the Indemnitor's sole cost and expense if the Indemnitee shall have been advised by such counsel that under applicable standards of professional conduct it is reasonably likely to constitute a conflict of interest for the Indemnitor's counsel to represent both the Indemnitor and the Indemnitee.
(b)
Non-Third Party Claims. In the event that the Indemnitee shall have a Claim for indemnification hereunder that does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such Claim, the Indemnitor shall pay the amount thereof to the Indemnitee.

(c)
Cooperation of Parties. If either party chooses to defend or participate in the defense of any liability, it shall have the right to receive from the other party, subject to any restriction of applicable law or that may be necessary to preserve the privilege of attorney-client communications, any books, records or other documents within such other party's control that are necessary or appropriate for such defense.

9.4 Survival and Limitations.
(a) All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement and remain in force and effect until the date that is eighteen (18) months from the Closing Date, at which time they shall expire; provided, however, that the representations and warranties contained in Sections 5.1, 5.3, 5.4, 5.8, 5.12, and the first sentence of Section 5.10 of this Agreement (the "Fundamental Representations") shall survive and remain in full force until the expiration of the statute of limitations with respect to the underlying claim. Notwithstanding the foregoing (but subject to the other limitations in this Agreement), any claim relating to fraud by the Seller, any Seller's Member, or Buyer may be made at any time without any time limitation.

21471555v.18

(b)	All covenants and agreements set forth herein requiring performance following the Closing shall survive the Closing in accordance with their respective terms until fully performed.
(c)
An Indemnitor shall not be liable to any Indemnitee for indemnification with respect to any claim capable of being made pursuant to Section 9.1(a) or 9.2(a) until the aggregate amount of all Losses in respect of indemnification pursuant to Section 9.1(a) or 9.2(a), as the case may be, exceeds $35,000 (the "Deductible"), in which event the Indemnitor shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim capable of being made pursuant to Section 9.1(a) or 9.2(a), the Indemnitor shall not be liable for any individual or series or related Losses which do not exceed $2,500 (which Losses shall not be counted towards the Deductible). The provisions of this Section 9.4(c) shall not apply to claims of breach of the Fundamental Representations.

(d)
The aggregate amount of all Losses for which an Indemnitor shall be liable in the aggregate with respect to all claims capable of being made pursuant to Section 9.1(a) Section 9.2(a), as the case may be (other than claims arising from breach of the Fundamental Representations or fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement), shall not exceed $1,125,000.00.

(e)
Payments by an Indemnitor pursuant to Section 9.1 or Section 9.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received by the Indemnitee (net of any applicable deductible or retention and adjustment for reasonably anticipated premium increase resulting therefrom). The Indemnitor shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement (but in no event shall an Indemnitee be required to commence or pursue any legal action to pursue coverage or otherwise collect on any such policy).

(f)
Except for with respect to Losses payable to an unrelated third party, in no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(g)	Each Indemnitee shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that has given rise thereto.
9.5 Right of Set Off. The amount of any Losses as to which Buyer is entitled to indemnification hereunder may be set off by Buyer against any payments due from Buyer to Sellers after the Closing Date expressly including the Earn-out Payment(s).
9.6 Exclusive Remedies. Except in the case of fraud or for a claim under Section 7.2 or Section 7.3 of this Agreement, for which the parties shall have any available legal remedy under this Agreement or at law, the parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation,

21471555v.18

warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 9.
9.7 Additional Provisions.
(a)	Amounts paid in respect of indemnification obligations of the parties pursuant to this Section 9 shall be treated as an adjustment to the Purchase Price paid by Buyer.
(b)
For purposes of determining the amount of any Losses for which Sellers or Sellers' Members may be required to provide indemnification under this Section 9 (but not in the determination of whether there has been a breach of a representation or warranty), all representations and warranties shall be read without regard to any qualifications relating to materiality and Material Adverse Effect.

(c)
A party may not recover for a Loss or other amount more than once under this Agreement, provided however, that subject to the limitations in the immediately preceding clause, nothing herein shall require a party to make a claim for Losses or other amounts under only one provision of this Agreement.

10.
EXCLUSIVE JURISDICTION. Except for a legal action (at law or equity) for a breach or threatened breach of Section 7.2 or Section 7.3 of this Agreement, which may be brought and maintained in any court of competent jurisdiction, any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall bring the legal action or proceeding in the United States District Court for the Southern District of New York or in any court of the State of New York having jurisdiction in New York County. Each party to this Agreement submits to the exclusive jurisdiction of such courts and their respective appellate courts for the purposes of all legal actions and proceedings arising out of or relating to this Agreement. Each party further waives any objection to the laying of venue for such suit, action, or proceeding in such courts, and any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

11.
NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy, prepaid first class registered or certified mail, or e-mail return receipt requested, to the following addresses or telecopy numbers, or such other addresses or telecopy numbers as are given to the other parties to this Agreement in the manner set forth herein:

If to Buyer or Parent, to:                      RCM Technologies (USA), Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, NJ 08109
Attn: Kevin Miller
E-Mail: kevin.miller@rcmt.com Telecopy No.: (856) 356-4570
With a copy to:                                     White and Williams LLP

21471555v.18

1650 Market Street
One Liberty Place, Suite 1800
Philadelphia, PA 19103
Attn: Ryan Udell
E-Mail: udellr@whiteandwilliams.com
Telecopy No.: (215) 864-7152
If to Sellers to:                                      Thermal Kinetics Engineering, PLLC
65 Mount Vernon Road
Amherst, NY 14226
Attn: Christopher J. Brown
E-Mail: ccbrown518@verizon.net
Telecopy No.: N/A
With a copy to:                                      Bond, Schoeneck & King, PLLC
200 Delaware Avenue, Suite 900 Buffalo, NY 14202
Attn: Raymond Reichert
E-Mail: rreichert@bsk.com
Telecopy No.: (716) 416-7346
Any such notices shall be effective when delivered in person or sent by confirmed telecopy, one business day after being sent by overnight delivery or three (3) business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.
12. MISCELLANEOUS.
12.1 Nature of Representations and Warranties. Subject to the provisions of Section 12.2, all of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or parties or any other Person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.
12.2 Successors and Assigns. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.
12.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters, and understandings relating to the subject matter hereof; provided, however, that the confidentiality and non-disclosure agreement between the parties shall remain in full force and effect until the Closing has actually occurred.

21471555v.18

12.4 Amendment. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.
12.5 Assignment. This Agreement may not be assigned by any party hereto, nor may any provision hereof be waived, without the prior written consent of the other parties.
12.6 Choice of Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.
12.7 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
12.8 Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.
12.9 Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.
12.10 Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality, or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.
12.11 Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.
12.12 No Third-Party Beneficiaries. No Person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.
12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or emailed .pdf signature and any such signature shall be of the same force and effect as an original signature.
12.14 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the

21471555v.18

plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.
12.15 Expenses. Except as otherwise provided herein, Buyer and Sellers shall each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives, consultants, appraisal and notarization fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.
12.16 Deliveries to Buyer. The parties hereto agree and acknowledge that all documents or other items delivered to Buyer as demonstrated by documentary transmittal for or on behalf of Sellers in connection with the transactions contemplated by this Agreement or uploaded and made available in the Data Room on or before the Closing Date shall be deemed to have been delivered, provided, or made available to Buyer for all purposes hereunder.
[signatures follow]

21471555v.18

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
BUYER:
RCM TECHNOLOGIES (USA), INC.

By: /s/ Kevin D. Miller
Name: Kevin D. Miller
Title: Chief Financial Officer

PARENT:
RCM TECHNOLOGIES, INC., solely for the
purpose of being legally bound by the Parent
Guarantee

By: /s/ Kevin D. Miller
Name: Kevin D. Miller
Title: Chief Financial Officer

SELLERS:
THERMAL KINETICS ENGINEERING, PLLC

By: /s/ Christopher J. Brown
Name: Christopher J. Brown
Title: Manager
THERMAL KINETICS SYSTEMS, LLC

By: /s/ Christopher J. Brown
Name: Christopher J. Brown
Title: Manager

SELLERS' MEMBERS

/s/ Christopher J. Brown
Christopher J. Brown, as a member of Thermal Kinetics Systems, LLC and Thermal Kinetics Engineering, PLLC

TRUST FOR THE BENEFIT OF VALERIE
BROWN, as a member of Thermal Kinetics
Systems, LLC

By: /s/ Carol B. Godlowski
Name: Carol B. Godlowski
Title: Trustee

TRUST FOR THE BENEFIT OF MATTHEW
BROWN as a member of Thermal Kinetics
Systems, LLC

By: /s/ Henry L. Chapman
Name: Henry L. Chapman
Title: Trustee

EXHIBIT A
FORM OF EMPLOYMENT, NON-COMPETITION, AND NON-SOLICITATION
AGREEMENT FOR CHRISTOPHER J. BROWN
See attached.
1
21471555v.18

EXHIBIT A
EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT
THIS EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this "Agreement") is made as of this 8th day of November, 2018 by and between RCM TECHNOLOGIES (USA), INC., a New Jersey corporation ("Employer"), and CHRISTOPHER J. BROWN, an individual residing in the State of New York ("Employee").
BACKGROUND
Employer has entered into an Asset Purchase Agreement as of the date hereof (the "Purchase Agreement") with Thermal Kinetics Engineering, PLLC, a New York professional limited liability company, Thermal Kinetics Systems, LLC, a New York limited liability company (collectively, the "Sellers"), the members of the Sellers, and RCM Technologies, Inc., a Nevada corporation, solely for the purpose of being legally bound by the Parent Guarantee, pursuant to which Employer is acquiring substantially all of the assets of the Sellers (the "Acquisition"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
Employer considers the continued employment and retention of Employee essential following the Acquisition and is willing to provide certain benefits to encourage such employment and retention as set forth below.
AGREEMENTS
In consideration of the mutual promises herein contained, the consideration paid hereunder, and intending to be legally bound hereby, the parties agree as follows:
1.  EMPLOYMENT. Employer hereby employs Employee and Employee accepts employment upon the terms and conditions set forth in this Agreement.
2.  TERM. The initial term of this Agreement shall be for a period of thirty-six (36) months (the "Initial Term") commencing on the Closing Date (the "Commencement Date").
3.  DUTIES.
(a) Employee shall devote Employee's full time, attention and best efforts to Employee's duties as General Manager of Employer with responsibility for managing and directing Employer's business. Employee shall at all times discharge Employee's duties in consultation with and under the supervision of Employer's senior executive as designated by Employer in its sole discretion. Employee shall not engage in any business or perform any services in any capacity whatsoever other than for Employer or its affiliated entities without the prior written approval of Employer. Employee shall (i) refer to Employer or its affiliated entities any and all business opportunities, offers, solicitations or prospects to provide goods and services of the type provided by Employer or its affiliated entities which come to the attention of Employee; and (ii) instruct those employees of Employer under Employee's supervision to refer to Employer or its affiliated entities any and all business opportunities, offers, solicitations or prospects to provide goods and services of the type provided by Employer or its affiliated entities which come to their attention.
21638644v.6

(b) At a reasonable time prior to the beginning of each fiscal year of Employer as determined by Employer in its normal course of business, Employee shall be responsible for the preparation of a comprehensive draft annual budget and/or business plan as designated by Employer (hereinafter "Annual Budget") for the management of the Business for the immediately following fiscal year. The Annual Budget shall be submitted by Employee to Employee's reporting supervisor. The Annual Budget shall include, without limitation, a detailed annual budget forecast. Employee's supervisor shall provide Employee with any comments to the Annual Budget and thereafter Employee shall revise the Annual Budget to respond to such comments.
4.
COMPENSATION. For all services to be rendered by Employee hereunder, Employer shall pay to Employee base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) per year (the "Base Salary") to be paid in accordance with the general payroll practices of Employer from time to time in effect.

5.	BENEFITS.
(a)
Vacations. Employee shall receive twelve (12) weeks of paid vacation in each twelve (12) month period beginning on the Commencement Date. Vacation pay shall be non-cumulative and to the extent not taken shall not be compensated.

(b)	Holidays. Employee shall be entitled to those holidays allowed for by Employer's policy.
(c)
Illness. If Employee is prevented from performing Employee's duties by reason of illness or incapacity for an aggregate of thirty (30) days in any year of this Agreement, Employer shall not be obligated to pay Employee compensation for any period of absence in excess of the aggregate of thirty (30) days in any year. Sick pay shall be non-cumulative and, to the extent not used, shall not be compensated.

(d)
Disability. In the event of any Disability (as defined below) of Employee, then Employer, in addition to the remedy provided for in subsection (c) hereof, may on fifteen (15) days prior written notice, terminate Employee's employment. As used in this Agreement, the term "Disability" means the inability of Employee, due to a physical or mental disability for a period of either (i) three (3) consecutive calendar months, or (ii) one hundred eighty (180) days (whether or not consecutive) during any three hundred sixty (360) day period, to substantially perform the services contemplated under Section 3 of this Agreement, with or without reasonable accommodation. If Employee is absent from Employee's job during such period and fails to perform any material services during such period, Employee's disability shall be conclusive. If Employee is not absent from Employee's job during such period or otherwise performs services hereunder during such period, a determination of disability shall be made by a physician satisfactory to both Employee and Employer, provided that, if Employee and Employer cannot agree on a physician, Employee and Employer shall each select a physician and these two shall select a third physician whose determination as to disability shall be binding upon all parties.

(e)
Other Benefits. Employee shall be eligible to receive or participate in such other fringe benefits and benefit plans as are provided or made available from time to time to other similarly situated employees of Employer.

21638644v.6

6. TERMINATION.
(a) Notwithstanding any other provision hereof, Employee's employment under this Agreement and the obligations of Employer to Employee hereunder shall terminate immediately upon the death of Employee or Employee's discharge by Employer upon Good and sufficient cause.
(b) "Good and sufficient cause" shall mean:
(i)	pleading guilty or no contest to or conviction of felony or crime of moral turpitude; or
(ii)	dishonesty detrimental to the best interests of Employer; or
(iii)	breach of a fiduciary duty to Employer for the personal profit or gain of Employee; or
(iv)
a failure to exercise prudent business judgment, or a mistake arising from the neglect or inattentiveness of Employee, which, in the reasonable judgment of Employee's reporting supervisor, has a material adverse effect on Employer or the Business; or

(v)
continuing inattention to or neglect of the duties to be performed by Employee, which such inattention is not the result of illness and which such inattention or neglect continues after written notification of such inattention or neglect is given to Employee; or

(vi)	the failure of the business to achieve seventy percent (70%) of the First NOI Hurdle, the second NOI Hurdle or the Third NOI Hurdle in the applicable Earn out Period;
(vii)	a material violation of Employer's policies and procedures applicable to its employees; or
(viii)	a material breach of this Agreement.
(c) If Employee is terminated for any reason including without limitation, death, Disability, Employee's resignation, or for Good and sufficient cause, then all compensation, bonuses and benefits accrued to the termination date shall be paid to Employee and thereupon, except for such additional obligations of Employer to Employee in respect of a termination by the Employer without Good and sufficient cause as provided hereunder, all obligations of Employer to Employee shall cease. If Employee is terminated by Employer without Good and sufficient cause only, then Employee shall also be entitled to Base Salary for the remainder of the Initial Term (the "Severance Period"), less all applicable withholdings, to be paid in accordance with the general payroll practices of Employer in effect as if Employee was still employed, (each a "Severance Payment" and collectively, the "Severance Payments"). During the Severance Period, Employee shall not be considered an employee of the Employer and will not earn or accrue any paid time off or bonus, and will not be entitled to receive medical, dental, fringe or any other employee benefits (other than any rights Employee may have under any federal or state law relating to continuation of group health coverage at Employee's expense).

21638644v.6

(d) In order to receive any Severance Payment hereunder Employee must sign and not revoke a general release of the Employer and its affiliates of all claims related to the Employee's employment with the Employer, including termination thereof, in a form reasonably acceptable to the Employer (the "Release"). If Employee fails to sign the Release, or in the event Employee revokes the Release as permitted by its terms, the Employee will forfeit any Severance Payments that would otherwise be payable to the Employee. Additionally, the receipt of any Severance Payment is conditioned upon the Employee's satisfactory return of any Employer property and Confidential Information within the Employee's possession or control and the Employee's compliance with the provision of Sections 9, 10, 11, and 12. Subject to satisfaction of the conditions set forth in this subsection (d), all Severance Payments under this Agreement shall accrue from the date of the termination of employment and shall be made or commence on the sixtieth (60th) day following the Employee's termination of employment, with any accrued but unpaid severance being paid on the date of the first payment.
7. EXPENSES. During the term of this Agreement, Employer agrees to pay all reasonable expenses incurred by Employee in furtherance of the business of Employer including travel and entertainment expense. Employer agrees to reimburse Employee for any such expenses upon submission by Employee of a statement itemizing such expenses.
8. MEDICAL INSURANCE. During the term of this Agreement, Employer shall include Employee in the medical insurance coverage provided for employees of Employer.
9. DISCLOSURE OF INFORMATION. While this Agreement is in effect or any time after termination of Employee's employment under this Agreement, Employee will not, without authorization of Employer, disclose to, or make use of for the benefit of Employee or any person, corporation or other entity, any Trade Secrets or Confidential Information concerning Employer or the Business, including names of clients, profit margins, pricing, business methods, operations systems, financing or services offered.
For the purposes of Sections 9 and 10, "Trade Secrets" means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
For the purposes of Sections 9 and 10, "Confidential Information" means confidential data and confidential information relating to the actual or contemplated Business, or used in the scope of Employee's duties on behalf of Employer, which is or has been disclosed to Employee orally or in written, electronic, or other form or media, or of which Employee became aware as a consequence of or through Employee's relationship with Employer, whether or not identified as 'confidential', including proprietary information, technical data or know-how, including, but not limited to, research, methods, strategies, services, customer lists, prospective customer lists, customer records, telephone lists and all other information with respect to customers (including, but not limited to, customers of Employer on whom he called or with whom he became acquainted during the term of his employment), documents, notes, working papers, records, systems,

21638644v.6

contracts, agreements, market data and related information, software, developments, technology, marketing plans, finances, pricing and credit documents and policies, service development techniques or plans, business acquisition plans, new personnel acquisition plans or other business information presently owned or at any time hereafter developed by Employer or its agents or consultants used presently or at any time hereafter in the course of the Business, and any notes, analyses, compilations, reports, forecasts, studies, data, summaries, interpretations and other materials prepared by or for Employee that contain, are based on, or otherwise reflect or are derived, in whole or in part, from any of the foregoing.
10. OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.
(a) All Confidential Information, Trade Secrets, Works and copyrights therein, Other Intellectual Property Rights and all physical embodiments thereof received or developed by Employee during the course of employment by Employer are and will remain the sole and exclusive property of Employer and Employee hereby assigns to employer all rights that he has or may acquire in all such Confidential Information, Trade Secrets, Works and copyrights therein and Other Intellectual Property Rights of Employer.
For the purposes of Sections 10 and 11, "Works" means copyrightable works of authorship related to the Business, including without limitation, any technical descriptions for products, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.
For the purposes of Sections 10 and 11, "Other Intellectual Property Rights" means any patents, trademarks, trade names, copyrights, licenses, domain names, service marks or trade dress related to the Business.
(b) Upon request by Employer, and in any event upon termination of the employment of Employee with Employer for any reason, Employee or his estate, as applicable, will promptly deliver to Employer all property belonging to Employer, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in Employee's or his estate's custody, control or possession.
11. INVENTIONS.
(a) Employee acknowledges and agrees that all Employer Inventions conceived or first reduced to practice by Employee during the course of employment with Employer or its affiliated entities and all patent rights to such Employer Inventions in the Business are, shall become, and remain the property of Employer, and Employee hereby irrevocably assigns to Employer all of his right, title and interests to all such Employer Inventions. If Employee (i) conceived an Invention during his employment with Employer or its affiliated entities for which there is a reasonable basis to believe that the conceived Invention is an Employer Invention; or (ii) conceives an Invention during his employment with Employer for which there is a reasonable basis to believe that the conceived Invention is an Employer Invention, Employee shall promptly provide a written description of the conceived Invention to Employer adequate to allow evaluation thereof for a determination by Employer as to whether the Invention is an Employer Invention.

21638644v.6

For the purposes of this Section 11, "Employer Invention" means any Invention which is conceived by Employee, alone or in a joint effort with others, during the course of Employee's employment in the period beginning on Employee's date of employment by Employer or its affiliated entities and ending the date Employee ceases to be an employee of Employer or its affiliated entities.
For the purposes of this Section 11, "Invention" means any discovery, whether or not patentable, including, but not limited to, any useful formula, process, method, technique, machine, manufacture, composition of matter, algorithm, computer program, or work for hire, as well as improvements thereto.
(b)
Employee agrees that should Employer or its affiliated entities elect to file an application for patent protection, either in the United States or in any foreign country, on an Employer Invention for which Employee was an inventor, Employee will execute all necessary truthful papers, including formal assignments to Employer or its affiliated entities relating to such patent applications. Employee further agrees to reasonably cooperate with any attorneys or other persons designated by Employer by explaining the nature of any Employer Invention for which Employer or its affiliated entities elects to file an application for patent protection, reviewing applications and other papers, and providing any other cooperation reasonably required for orderly prosecution of such patent applications. Employer shall be responsible for all expenses incurred for the preparation and prosecution of all patent applications on Employer Inventions filed by Employer or its affiliated entities.

(c)	Employee claims no ownership rights in any Works or Other Intellectual Property.
12. NON-COMPETITION AND NON-SOLICITATION.
(a)
For a period of the greater of (i) two (2) years following the termination of Employee's employment with Employer (whether under the terms of this Agreement or otherwise) and (ii) the Severance Period, Employee shall not, directly or indirectly, (i) engage in or assist others in engaging in any business that competes with Employer (the "Restricted Business") in the United States of America, Canada, or Europe (the "Territory"); (ii) have an interest in any entity that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of Employer (including any existing or former client or customer of the Sellers and any person or entity that becomes a client or customer of Employer after the Commencement Date), or any other person or entity who has a material business relationship with Employer, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Employee is not in control of, or a member of a group which controls, such entity and does not, directly or indirectly, own 3% or more of any class of securities of such entity.

(b)
For a period of two (2) years following the termination of Employee's employment with Employer (whether under the terms of this Agreement or otherwise), Employee shall not, directly or indirectly, hire or solicit any employee of Employer, independent

21638644v.6

contractor of Employer, or employees or independent contractors of contractor firms used in Employer's business, or encourage any such employee or independent contractor to leave such employment or engagement or hire any such employee or independent contractor who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees or independent contractors.
(c) The provisions of this Section 12 shall be construed as an agreement independent of any other provision of this Agreement and the existence of any claim or cause of action of Employee against Employer whether arising out of this Agreement or otherwise shall not constitute a defense to the enforcement by Employer of the provisions of this Section; provided, however, that the Restrictive Period and the Restrictive Period specified above shall be reduced to and shall expire on the date that a final order or judgment is entered by a court of competent jurisdiction which holds that Employer has breached or failed to fulfill a material monetary obligation under the Purchase Agreement or Employer has breached or failed to fulfill a material monetary obligation under this Agreement (including but not limited to termination of Employee's employment without Good and sufficient cause), whichever is earlier, and the time to file an appeal to such order or judgment has expired.
13.  REMEDIES. Employee agrees that a violation of any of the provisions of Sections 9, 10, 11 and 12 hereof will cause irreparable damage to Employer the exact amount of which it will be impossible to ascertain and, for that reason, Employee agrees that Employer shall be entitled to injunctive relief restraining any violation of Sections 9, 10, 11 and 12 hereof by Employee and any person, firm or corporation associated with Employee, such right to be cumulative and in addition to all other remedies available to Employer by reason of such violation. The parties intend for the covenants set forth in Sections 9, 10, 11 and 12 hereof to be enforceable to the maximum extent permitted by law, and if any reviewing court, judicial panel or arbitration panel deems any of the provisions of such Sections to be unenforceable or invalid, the parties authorize such court, judicial panel or arbitration panel to reform (a) the unenforceable or invalid provision and to impose such restrictions as reformed, and (b) the remaining provisions as it deems reasonable. Employee expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the terms of this Agreement should enforcement become necessary. Employee agrees that any claim by Employee relating to the terms or conditions of this Agreement shall have no effect on the validity or enforceability of the Purchase Agreement.
14.  TOLLING. The non-competition and non-solicitation obligations contained in Section 12 hereof shall be extended by the length of time during which Employee shall have been in breach of any of the provisions of such Sections.
15.  CODE SECTION 409A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Employer of the applicable provision without violating the provisions of Code Section 409A. For purposes of Code Section 409A, the Employee's right to receive installment payments pursuant to this

21638644v.6

Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
16. REPRESENTATION, WARRANTIES AND COVENANTS OF EMPLOYEE.
(a) Employee represents and warrants to Employer that:
(i) Employee is not a party to, or bound by, any agreement or covenant (whether called a covenant not-to-compete, confidentiality agreement, or otherwise) which prohibits, prevents, restricts or restrains Employee from competing with any person or entity, or which does or may prohibit, prevent, restrict or restrain Employee's entering into, or discharging Employee's responsibilities in connection with, Employee's employment relationship with Employer;
(ii) execution and delivery of this Agreement, and the entering into the employment arrangement with Employer does not (A) violate any provision of any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Employee or (B) result in a breach or constitute or cause a default under any agreement to which Employee is a party; and
(iii) Employee is a licensed professional engineer in the State of New York and shall maintain such license in good standing during the term of this Agreement.
17. EXCLUSIVE JURISDICTION. Subject to the provisions of Section 12 above, any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall bring the legal action or proceeding in the United States District Court of the Southern District of New York or in any court of the State of New York sitting in New York County. Each party to this Agreement submits to the exclusive jurisdiction of such courts and their respective appellate courts for the purposes of all legal actions and proceedings arising out of or relating to this Agreement. Each party further waives any objection to the laying of venue for such suit, action or proceeding in such courts, and any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.
18. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:
If to Employee:             Christopher J. Brown
64 Mount Vernon Road
Amherst, NY 14226
With a copy to:              Bond, Schoeneck & King, PLLC
200 Delaware Avenue, Suite 900

21638644v.6

Buffalo, NY 14202
Attn: Raymond Reichert
Telephone No.: (716) 416-7046
Telecopy No.: (716) 416-7346
If to Employer:              RCM TECHNOLOGIES (USA), INC.
2500 McClellan Avenue
Pennsauken, NJ 08109
Attn: Kevin Miller
Telephone No.: (856) 486-1777
Telecopy No.: (856) 488-8833
With a copy to:	White and Williams LLP 1800 One Liberty Place Philadelphia, PA 19103 Attn: Ryan J. Udell, Esquire Telephone No.: (215) 864-7152
Telecopy No.: (215) 789-7653
Any such notices shall be effective when delivered in person or sent by telecopy, one (1) business day after being sent by overnight delivery or three (3) business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.
19. BINDING EFFECT. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.
20. INTEGRATION-AMENDMENT. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments and writings with respect thereto. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto. This is the Employment Agreement referred to in the Purchase Agreement.
21. COUNTERPARTS – FACSIMILE AND EMAIL.
(a) This Agreement may be executed in one or more counterparts each of which will be deemed an original and all of which together will constitute one and the same instrument.
(b) This Agreement may be executed and accepted by facsimile or emailed signature and any such signature shall be of the same force and effect as an original signature.
22. WAIVER. The failure of either party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement shall not be construed as a

21638644v.6

waiver of future performance of any such term, covenant or condition, and the obligations of either party with respect thereto shall continue in full force and effect.
23. REVIEW BY COUNSEL. Employee represents and warrants that counsel for Employee has reviewed this Agreement and that Employee has been informed by counsel that the terms and provisions contained herein are enforceable.
[signatures follow]

21638644v.6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
RCM TECHNOLOGIES (USA), INC.
By: __________________________
Name: Kevin D. Miller
Title: Chief Financial Officer
[Signature Page to Christopher Brown Employment Agreement]

______________________
CHRISTOPHER J. BROWN
[Signature Page to Christopher Brown Employment Agreement]

21638644v.6

EXHIBIT B
FORM OF NON-DISCLOSURE/NON-SOLICITATION/NON-COMPETITION
AGREEMENT (FOR CERTAIN OTHER EMPLOYEES)
See attached.

1
21471555v.18

EXHIBIT B

NON-DISCLOSURE / NON-SOLICITATION / NON-COMPETITION AGREEMENT
This Non-Disclosure / Non-Solicitation / Non-Competition Agreement ("Agreement") is entered into between _______________ ("Employee") and RCM Technologies (USA), Inc. ("Company"), in light of the following background facts:
A.
In the course of performing his/her job duties for the Company; the Company will provide Employee with certain confidential information, trade secrets, specialized training, and access to computer information, which are the exclusive proprietary information and property of the Company. The Company desires to protect such information from disclosure and prevent unfair competition by the Employee during employment and for a one-year period thereafter.

B.
The Employee desires to be employed by the Company under the non-disclosure, non-solicitation, and non-competition restrictions contained in this Agreement, and acknowledges that, as a consequence of employment in a specialized position with the Company, he/she will be provided, or will be in a position to access, utilize, create, obtain, and/or receive confidential and proprietary information, trade secrets, training, and computer information which is the exclusive proprietary information and property of the Company.

C.
In consideration of Employee's being given access to confidential and proprietary information, trade secrets, specialized training, benefits, access to various computer processes, designs, and programs, and/or for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the following provisions will govern during the Employee's employment with the Company and for one year thereafter:

1. Inventions.
Employee agrees that during employment he/she will promptly inform and disclose to the Company all copyrighted materials or programs, programs or materials subject to being copyrighted, inventions, designs, improvements and discoveries which he/she has or may have during his/her employment which pertain or relate to the business of the Company or to any research or experimental or developmental work carried on by the Company, or which results from or is suggested by any work performed by Employee on behalf of the Company or any of its customers. Such disclosure shall be made whether or not such programs, materials, inventions, designs, improvements and discoveries are conceived by the Employee alone or with others and whether or not conceived during regular working hours. All such copyrighted programs, materials, inventions, designs, improvements and discoveries shall be the exclusive property of the Company and Employee hereby assigns to the Company all of his right, title and interest therein. At the Company's sole expense, the Employee shall assist in obtaining patents or copyrights on all such inventions, programs, materials, designs, improvements and discoveries deemed patentable or subject to copyright by the Company and shall execute all documents and do all things necessary to obtain letters patent, or vest the Company with full and exclusive title thereto, and protect the same against infringement by others. Employee will not be entitled to additional compensation for any inventions or designs made during the course of his/her employment.
21783154v.1

2. Government Compliance.
Employee will comply and will take all action necessary to enable the Company to comply with all state and federal government rules, regulations and terms and conditions of contracts between agencies of the United States government or their contractors and the Company, which relate either to patent rights or to the safeguarding of information pertaining to the defense of the United States. Employee, at the time of signing this Agreement, has no right, title or interest in, or no right to assign (because it shall previously have been assigned) any copyrighted programs or materials, programs or materials subject to copyright, invention, design, improvement or discovery which pertains or relates to the Company's business
3. Trade Secrets.
Due to the nature of the Company's business, maintaining confidentiality of information regarding the Company's operations, activities and plans is especially important. Employee has an affirmative obligation to protect the Company's information. The parties acknowledge and agree that trade secret and confidential and proprietary information are valuable assets of the Company. Solely by virtue of specialized employment with the Company, Employee will acquire knowledge of and gain access to trade secrets and confidential and proprietary information of the Company. Such trade secret and confidential and proprietary information is defined as all items, materials, and information (whether or not reduced to writing and whether or not patentable or copyrightable) which belong to the Company, relate to the present or future business of the Company, are kept confidential or secret by the Company, or are not generally known in the industry in which the Company is engaged. Employee has an affirmative obligation to protect the secret nature of the Company's information.
Trade secrets and confidential and proprietary information includes, without limitation, confidential customer lists, personnel lists, fee schedules, training manuals and materials, devices, inventions, processes and compilations of information, records and specifications, computer database, programs and software, financial data and plans, profit margins and pricing policies and practices, sales and marketing techniques, history, and data forecasts, and personnel training techniques, materials and any Protected Health Information (PHI) that is covered by HIPAA (hereinafter collectively referred to as "Confidential Information"). The failure to designate particular information as confidential and/or proprietary and/or secret shall not preclude any later claim by the Company that such information is confidential and/or proprietary and/or secret. Employee agrees that he/she shall maintain the secret nature of the Confidential Information and shall not disclose to any individual, corporation, firm or other entity, any Confidential Information, directly or indirectly, or in any way use, or cause, facilitate or allow any third party to use, Confidential Information in any way, either during the term of his/her employment or for one year thereafter, except as required in the course of his/her employment with the Company.
All Confidential Information provided to Employee during his/her employment is the exclusive property of the Company and/or its clients. No Confidential Information or copies, summaries or compilations of any kind will be removed from the Company's premises or the premises of the Company's customers under any circumstances whatsoever without prior written consent of the Company. Employee will return all Confidential Information, including copies, summaries or
21783154v.1

compilations of such information to the Company upon termination of employment or at any other time at the request of the Company.
4. Non-Solicitation.
Employee agrees that he/she will not, during the term of his/her employment or for one year thereafter, do or commit any of the following acts:
a. Induce, entice, hire or attempt to hire or employ any person or entity, whether an employee of the Company or an independent contractor or a third party consultant or any other person or entity providing services to, for or on behalf of the Company, either directly or on behalf of an individual or other entity who provides the same or similar services, processes, or products as the Company.
b.
Induce, or attempt to induce any person or entity, whether an employee of the Company or an independent contractor or a third party consultant or any other person or entity providing services to, for or on behalf of the Company, to leave the employ of or cease doing business with or cease providing services to or cease being otherwise affiliated with the Company.

c.	Induce, or attempt to induce, any customer, supplier, vendor or any other person to cease doing business with the Company.
d.	Induce, or attempt to induce any individual to violate the provisions or prohibitions contained in the Agreement.
5. Non-Competition.
The services provided by Employee are of a special, unique and extraordinary nature. Employee shall not directly or indirectly (whether as owner, partner, consultant, employee or otherwise) at any time during his/her employment with the Company or any subsidiary or affiliate, or during the one-year period following termination, engage in or contribute his/her knowledge to any work or activity that involves a product, process, apparatus, or service which is then competitive with, or similar to, a product, process, apparatus or service provided directly or indirectly by the Company. The limitations and restrictions contained in this paragraph shall apply only to a) present and former clients of the Company, irrespective of where located, to or for whom the Employee, while employed by the Company, has directly or indirectly provided services or caused the Company to provide services within the twelve months prior to the date of his/her termination of employment, or b) prospective customers/clients of the Company, irrespective of where located, to whose potential business the Company and the Employee have given specific development attention within the twelve months prior to the date of his/her termination of employment.
Employee further agrees and acknowledges that if he/she is on an assignment with a Company client, he/she will not continue to perform that same or similar assignment on behalf of another entity for a period of one year after the date that Employee ceases to perform that assignment for the Company.
21783154v.1

6. Remedy for Breach.
Employee acknowledges that any violation of this Agreement may result in the Employee's immediate termination of employment and may subject Employee to a claim by the Company for money damages for any and all losses sustained as a result of the unauthorized release of any Confidential Information or the actions of Employee, which may have violated any provision of this Agreement.
Employee further agrees that any violation of these restrictive covenants shall subject him/her to restraint in a court of competent jurisdiction and to such other relief, including but not limited to reasonable attorneys fees and costs incurred by the Employer in making application to a court to enforce a restrictive covenant, as the court may deem proper. Employee hereby waives any claim or defense that the Employer has an adequate remedy at law or for which money could be awarded. Employer shall also be entitled to monetary damages, insofar as they can be determined. Nothing in this Agreement shall prohibit the Employer from also pursuing any other remedy available at law or in equity.
It is agreed by the parties that in the event of an actual or threatened breach by Employee of any of the provisions in this Agreement, in addition to any other remedy provided for herein or at law, the Company shall have the right to notify Employee's then present or prospective employer of the terms of this Agreement (including but not limited to providing a copy of this Agreement) without in any manner being liable for such action
7. Waiver.
The failure of the Company to insist upon strict adherence to one or more of the covenants and restrictions contained herein, on one or more occasions, shall not be construed as a waiver, nor shall such course of action deprive the Company of the right thereafter to require strict compliance with the same.
8. Construction.
Employee acknowledges that the restrictions upon his/her employment and the geographical restrictions hereby imposed are fair and reasonable and are reasonably required for the protection of the Company. If any part of this Agreement is held unenforceable or invalid, the remaining parts thereof shall continue to be enforceable. If the provisions imposing geographic or time restrictions are deemed unenforceable by a court of competent jurisdiction, then such provisions for the purposes of this Agreement shall include the maximum geographic area or time period which a court of competent jurisdiction determines to be reasonable, valid and enforceable. To the extent that the court permits "blue-penciling," the parties to this Agreement intend that the court will take all action necessary to revise this Agreement so as to ensure its enforceability against Employee to the greatest extent consistent with law.
9. Governing Law/Jurisdiction.
This Agreement shall be subject to and governed by the internal laws of the State of New York irrespective of the choice of law rules in the state of execution of this Agreement or performance of employment. Employee consents to the exercise
21783154v.1

of personal jurisdiction over him by the state and federal courts of New York in the event of an actual or threatened breach of this Agreement by Employee.
10.	Length of Employment/At Will Employment.
Nothing contained in this Agreement shall be construed as guaranteeing Employee employment for any particular duration or length of time. Employee's employment relationship with the Company is exclusively that of an at will employee and his/her employment may be terminated at any time, with or without cause.
11.	Assignment.
This agreement may be assigned without the consent of Employee in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the Company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder. Otherwise, any party may not assign the Agreement hereto without the prior written consent of all of the other parties.
12.	No Violation of Existing Agreements/Restrictions
Employee represents to the Company that other than the agreement which is Attachment D to Employee's employment offer letter of even date (the "Offer Letter"), he/she is not subject to any form of non-competition restrictions or agreements with any former employers or other organizations or entities, which would be violated by his/her contemplated employment with the Company under the arrangements set forth in the Offer Letter. Employee agrees that he/she will not use or disclose to any current or future employee of the Company any proprietary or confidential information or trade secrets of any former employers or other organizations or entities that Employee may possess. Employee acknowledges his/her understanding that the use or disclosure of proprietary or confidential information or trade secrets of other persons or entities is a ground for termination of employment with the Company.
13.	Understanding of Agreement
Employee acknowledges that he/she has read and understands all of the provisions of this Agreement and the accompanying offer letter. Employee further acknowledges that he/she has had adequate time and opportunity to consult with his/her personal legal counsel or other advisors as Employee deemed necessary in order to come to a complete understanding of the provisions of this Agreement and enters into this Agreement voluntarily and on the basis of that understanding.
[Signature Page Follows]
21783154v.1

EMPLOYEE

________________________
Name:
Date:
21783154v.1

COMPANY:
RCM TECHNOLOGIES (USA), INC.

______________________________
Name: Kevin D. Miller
Title: Chief Financial Officer
Date:
21783154v.1

EXHIBIT C
PURCHASE PRICE ALLOCATION PRINCIPLES
For purposes of Section 3.5, the Buyer and the Sellers agree that the Purchase Price (including the liabilities, if any, assumed by the Buyer to the extent such liabilities are included in "amount realized" for U.S. federal income tax purposes) shall be allocated between the Sellers and among the Purchased Assets, subject to any adjustment to the Purchase Price under the Agreement, pursuant to Section 1060 of the Internal Revenue Code as follows:

Asset Class	Principle
Class I - Cash and Cash Equivalents (other than certificates of deposit)	If applicable
Class II- Marketable securities and Certificates of Deposit (if applicable)	N/A
Class III - Accounts and Trade Accounts Receivable (net of allowance for doubtful accounts), Notes Receivables, Effective Date WIP and Work Advances	Fair Market Value Thereof
Class IV -Inventory ("stock in trade")	N/A
Class V -All Other Assets Not Described In Any Other Class - e.g., tangible personal property, including furniture, fixtures, equipment and prepaid items	Book Value Thereof
Class VI - Section 197 Intangibles (other than goodwill and going concern value), including Intellectual Property (other than goodwill and going concern value) and Contracts	Fair Market Value Thereof
Class VII- Goodwill and Going Concern Value	Residual Allocation

The allocation among the Sellers will follow the allocation of the assets in accordance with the above principles.
1
21471555v.18

EXHIBIT D

FORM OF LOCK-UP AGREEMENT
See attached.

EXHIBIT D
LOCK-UP AND RESALE RESTRICTION AGREEMENT
THIS LOCK-UP AGREEMENT AND RESALE RESTRICTION AGREEMENT (this "Agreement") is made and entered into this 8th day of November 2018 ("Closing Date"), by and between RCM TECHNOLOGIES, INC, a Nevada corporation (the "Company") and CHRISTOPHER J. BROWN ("Chris").
RECITALS
WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of Closing Date ("Purchase Agreement"), Company's Affiliate, RCM Technologies (USA), Inc. ("Buyer") is acquiring substantially all of the assets of Thermal Kinetics Engineering, PLLC and Thermal Kinetics Systems, LLC (collectively, "Sellers") for the consideration set forth therein, which consideration, includes, among other things the issuance of 440,751 restricted shares of Company's common stock (the "Shares"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.
WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement (and issuance of the Shares) that the Company and Chris enter into this Agreement to, among other things, restrict Chris from transferring the Shares for a period of thirty six (36) months following the Closing Date, all on the terms and subject to the conditions contained herein.
NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained in this Agreement, there parties hereto, intending to be legally bound, hereby agree as follows:
1.
Restrictions on Transfer. Chris agrees that as of the Closing Date and for a period of thirty-six (36) months ("Lock-Up Period") following the Closing Date, he will not sell, assign, transfer, hypothecate, pledge, or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement of otherwise, directly or indirectly (each, a "Transfer") of any Shares. After the Lock-Up Period, Chris may, thereafter, only Transfer the Shares in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended and other applicable law. Any Transfer or attempted Transfer prior to the end of the Lock-Up Period in violation of this Agreement or applicable law and, thereafter, in violation of applicable law shall be null and void.

2.
Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to, among other things, advise its transfer agent of the restrictions on Transfer of the Shares contained herein and to enable the transfer agent to place a legend containing or referring to such restrictions on the certificate(s) evidencing the Shares ("Lock-Up Legend). At any time during the Lock-Up Period, Company may issue stop-transfer instructions to its transfer agent for the then remaining period of the Lock-Up Period. Additionally, and in any event, the Company and its transfer agent are hereby authorized by Chris to decline to make

1
21753878v.4

any Transfer of Shares if such Transfer would, in their reasonable discretion, constitute a violation or breach of this Agreement and/or the Purchase Agreement.
3.
Expiration of Lock-Up Period; etc. Following the expiration of the Lock-Up Period, the Company agrees to use commercially reasonable efforts to cause the Transfer Agent to remove the Lock-Up Legend. In connection with the foregoing, Chris shall cooperate fully and provide such information, documents and other items as the Company or its counsel may reasonably request.

4.
Amendment/Waiver. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto. Any waiver by the Company of any of the terms and conditions of this Agreement in any instance must be in writing and must be duly executed by the Company and Chris and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

5.
Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

6.
Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy, prepaid first class registered or certified mail, or e-mail return receipt requested, to the following addresses or telecopy numbers, or such other addresses or telecopy numbers as are given to the other parties to this Agreement in the manner set forth herein:

If to Company, to:                                  RCM Technologies, Inc.
2500 McClellan Avenue, Suite 350
Pennsauken, NJ 08109
Attn: Kevin Miller
E-Mail: kevin.miller@rcmt.com
Telecopy No.: (856) 356-4570
With a copy to:                                      White and Williams LLP
1650 Market Street
One Liberty Place, Suite 1800
Philadelphia, PA 19103
Attn: Ryan Udell
E-Mail: udellrwhiteandwilliams.com
Telecopy No.: (215) 864-7152
If to Chris to:                                         Christopher J. Brown
64 Mount Vernon Road
Amherst, NY 14226
E-Mail: ccbrown518@verizon.net
Telecopy No.: N/A
2
21753878v.4

With a copy to:                                      Bond, Schoeneck & King, PLLC
200 Delaware Avenue, Suite 900 Buffalo, NY 14202
Attn: Raymond Reichert
E-Mail: rreichert@bsk.com Telecopy No.: (716) 416-7346
Any such notices shall be effective when delivered in person or sent by confirmed telecopy, one business day after being sent by overnight delivery or three (3) business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.
7.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

8.
Waiver of Jury Trial. EACH OF THE PARTIES HEREBY
UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.

9.
Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

3
21753878v.4

10.
Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.
Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

12.
Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

13.
Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company upon such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

[Signature Page Follows]
4
21753878v.4

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the day and year first above written.
RCM TECHNOLOGIES, INC.
By: ______________________
Name: Kevin D. Miller
Title: Chief Financial Officer
[Signature Page to Lock-Up Agreement]
21753878v.4

__________________________
Christopher J. Brown
[Signature Page to Lock-Up Agreement]
21753878v.4